     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999
                                                           REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            mPHASE TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              ------------------------

          NEW JERSEY                      (PRIMARY STANDARD INDUSTRIAL              22-2287503
  (STATE OR OTHER JURISDICTION            CLASSIFICATION CODE NUMBER)             (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                  7385                         IDENTIFICATION NO.)

                              ------------------------
                             587 CONNECTICUT AVENUE
                         NORWALK, CONNECTICUT 06854-0566
                                 (203) 838-2741
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ------------------------
                                RONALD A. DURANDO
                             CHIEF EXECUTIVE OFFICER
                            mPHASE TECHNOLOGIES, INC.
                             587 CONNECTICUT AVENUE
                         NORWALK, CONNECTICUT 06854-0566
                                 (203) 838-2741
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF AGENT FOR SERVICE)
                        COPIES OF ALL COMMUNICATIONS TO:
                                 ROBERT H. JAFFE
                       ROBERT H. JAFFE & ASSOCIATES, P.A.
                                8 MOUNTAIN AVENUE
                       SPRINGFIELD, NEW JERSEY 07081-1728
                                  (973)467-2246
                              ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE



                                                                          PROPOSED           PROPOSED
            TITLE OF EACH CLASS OF                                        MAXIMUM OFFERING   MAXIMUM AGGREGATE   AMOUNT OF
            SECURITIES TO BE REGISTERED           AMOUNT TO BE REGISTERED PRICE PER SHARE(1) OFFERING PRICE(1)  REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value, to be offered by
selling stockholders..........................    6,610,698 SHARES        $6.03125           $ 39,870,772.31     $ 11,084.08
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(1) Fee calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the bid and ask prices per share of the Registrant's common stock on August 10, 1999, as reported on the Nasdaq OTC bulletin board.

                                ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION - AUGUST 13, 1999




                           MPHASE TECHNOLOGIES, INC.


                   -----------------------------------------


                                   PROSPECTUS

                   -----------------------------------------



     The stockholders of mPhase Technologies, Inc. identified elsewhere in this prospectus are offering up to 6,610,698 shares of our common stock for resale to the public. These selling stockholders will be selling shares of common stock they own or that they can acquire by exercising warrants they own.

     We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We are paying the expenses of this offering.

     The primary market for our common stock is the Nasdaq OTC Bulletin Board, where it trades under the symbol "XDSL." On August 10, 1999, the last reported bid price of our common stock was $6.00 per share.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED ON PAGES 5 TO 9 BEFORE INVESTING IN OUR COMMON STOCK.


--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------







     The date of this prospectus is _________, 1999

                                TABLE OF CONTENTS




                                                                                   PAGE
Cautionary Statement Concerning Forward-Looking Statements......................     3
Prospectus Summary..............................................................     4
Risk Factors....................................................................     5
The Offering....................................................................     9
Use of Proceeds.................................................................    10
Price Range of Common Stock.....................................................    10
Dividend Policy.................................................................    10
Management's Plan of Operation..................................................    11
Our Business....................................................................    12
Our Management..................................................................    20
Security Ownership of Certain Beneficial Owners and Management..................    24
Certain Relationships and Related Transactions..................................    25
Selling Stockholders............................................................    27
Plan of Distribution............................................................    30
Description of Securities.......................................................    32
Legal Proceedings...............................................................    33
Legal Matters ..................................................................    33
Experts.........................................................................    33
Where You Can Find Additional Information.......................................    33
Index to Our Financial Statements...............................................   F-1

                              CAUTIONARY STATEMENT
                      CONCERNING FORWARD-LOOKING STATEMENTS

         We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and elsewhere in this prospectus that are forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward looking" information.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control. Important factors that could cause actual results to differ materially from these expressed or implied by our forward-looking statements, include, but are not limited to those risks, uncertainties and other factors discussed under "Risk Factors" or elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

         THIS IS A SUMMARY OF INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THE FINANCIAL STATEMENTS, APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN OUR ANNUAL AND QUARTERLY REPORTS AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. REFERENCES IN THIS PROSPECTUS TO "WE," "US" AND "OUR" REFER TO MPHASE TECHNOLOGIES, INC., TOGETHER WITH ITS WHOLLY-OWNED SUBSIDIARIES, LIGHTPATHS, INC., MICROPHASE TELECOMMUNICATIONS, INC. AND MPHASETV.NET/INC.

OUR COMPANY

         We are a development stage company engaged in the development of high-bandwidth telecommunications products incorporating digital subscriber line, or DSL technology. Our products are designed to enable high speed broadband transmission over the installed copper telephone wire infrastructure. We believe that our DSL technology is unique in that in enables simultaneous delivery of high-speed internet access, digital television programming and telephone communications over an existing telephone line on an unshared platform.

         Our principal product is called the Traverser Digital Video Data Delivery System, or DVDDS. We have installed a prototype system at Hart Telephone in Hartwell, Georgia, our beta customer. We intend to reach commercial production of the Traverser DVDDS Version 1.1, a system capable of transmitting up to 192 channels of MPEG-2 digital television, by April 2000 and Version 2.0, a 400 channel system, by the end of calendar year 2000. We cannot assure that our efforts will be successful, or that we can meet these deadlines.

         Our Traverser product line is designed to provide a cost-effective solution for high-speed digital data transmission over the installed twisted pair, copper wire infrastructure, and an alternative to cable access television as well as direct broadcast satellite services. By using the installed public telephone infrastructure, the Traverser product line supports high-speed communication solutions without requiring costly upgrades from copper to coaxial cable or fiber optics.

         Our Traverser DVDDS products utilize technology licensed on an exclusive basis from Georgia Tech Research Institute. Under a Basic Ordering Research Agreement, Georgia Tech conducts a significant portion of the engineering research and design efforts for us in developing the Traverser product line.

         If our Traverser product line is successfully developed, we intend to direct our marketing efforts to telephone companies, competitive local exchange carriers, domestic and international local exchange carriers, internet service providers and regional Bell operating companies, or RBOCs. We expect to stress to these service providers that use of the Traverser DVDDS will enable them to offer customers an integrated package of enhanced services.


EXECUTIVE OFFICES

mPhase Technologies, Inc.
587 Connecticut Ave.
Norwalk, CT  06854-0566
Phone: 203-838-2741

INCORPORATION

         We were incorporated in December 1979 in New Jersey under the name of Tecma Laboratory, Inc. and in June 1997 we changed our name to mPhase Technologies, Inc.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION CONCERNING OUR COMMON STOCK. YOU SHOULD NOT PURCHASE OUR COMMON STOCK IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT.

WE ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE AND WE MAY NEVER BE PROFITABLE

         We have never been profitable. As of March 31, 1999, we had an accumulated deficit of approximately $9.5 million. For the year ended June 30, 1998 our net losses were approximately $4.3 million, and for the nine months ended March 31, 1999 our net losses were approximately $4.4 million. We expect to continue to incur losses for the foreseeable future. In order to attain profitability, we must successfully complete development of, and successfully market, our products. We may never achieve profitability.

OUR PRODUCTS ARE NOT READY FOR SALE AND WE MAY NEVER SUCCESSFULLY MARKET OUR PRODUCTS

         Since our inception, we have been engaged primarily in coordinating with Georgia Tech, Microphase Corporation, a leading developer of telecommunications technology, and our outside consultants in the development of our DSL products and related technology, the recruitment of management and technical personnel, and the raising of capital. We are in the process of completing the development of our initial DSL product. We have not licensed or sold any of our products or technologies to date. If we are unable to successfully develop and market our DSL products, our business will not be viable over the long-term.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE TELECOMMUNICATIONS EQUIPMENT MARKET

         If our products do not gain commercial acceptance in the telecommunications equipment marketplace, our business will be materially adversely affected. Even if our DSL products succeed initially, we may be unable to address changing consumer demands in the intensely competitive telecommunications equipment market, which is characterized by swift technological change, and frequent new product introduction. If we misjudge the market for our products or if our technology is obsolete when we bring our products to market, our ability to sell our products will suffer significantly.

IF OUR DSL TECHNOLOGY IS NOT WIDELY ACCEPTED AS A MEDIUM FOR TRANSMITTING DIGITAL TELEVISION, INTERNET DATA AND VOICE SERVICE, OUR BUSINESS WILL SUFFER

         Our future growth depends upon the widespread commercial acceptance by service providers of our DSL technology. Service providers have only begun to deploy DSL systems for technical and limited access marketing trials. If service providers do not deploy the DSL technology or are delayed in deploying the DSL technology, our business will be materially adversely affected.

THE LIMITATIONS OF COPPER TELEPHONE WIRE MAY ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS

         All of our products are based on the use of copper telephone wire. Copper wire networks have several limitations that make high speed data transmission difficult. A significant portion of these networks is old and has been implemented and repaired over many years. Consequently, these networks consist of several different grades of wire. The copper wiring used by telephone companies is also unshielded, making data transmission susceptible to interference from noise, including sources such as motors, lightning, broadcast radio and POTS. In addition, copper wiring has a basic transmission property that causes the signal quality to degrade rapidly as the frequency increases or the distance traveled by the signal increases.

         As a result of these limitations, our Traverser product may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. Commercial acceptance of any competing technologies, such as fiber optic cables, coaxial cables, satellites and other wireless facilities, or any technological advancement or product introduction that provides faster access, greater reliability, increased cost-effectiveness or other advantages over technologies that utilize existing copper telephone wires could decrease the likelihood of commercial success for our products and materially adversely affect our business.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

         The market for telecommunications equipment is intensely competitive and subject to rapid technological change. Several competing solutions such as fiber optic, cable, wireless and satellite technologies will coexist in a competitive environment and compete with our DSL products for market share. Service providers may use other technologies to deploy high-speed transmission such as fiber optic cable, hybrid coaxial cable, ISDN or other alternatives.

         Within the DSL arena, we have numerous competitors, including:

         -        ADTRAN;
         -        Alacatel;
         -        Aware, Inc.;
         -        Broadband Technologies;
         -        CISCO Systems, Inc.;
         -        ESI;
         -        Lucent Technologies;
         -        General Data Com;
         -        Orckit Communications;
         -        PairGain Technologies;
         -        TUT Systems;
         -        Westell Technologies;
         -        AG Communications Systems;
         -        Copper Mountain;
         -        Diamond Lane;
         -        Paradyne; and
         -        SourceNet.

         Many of our current and potential competitors have advantages over us. These advantages include longer operating histories, larger client bases and significantly greater financial, personnel, marketing, sales and public relations resources.

         Our revenues and results of operations will be adversely affected if we do not compete successfully.

WE HAVE LIMITED MARKETING RESOURCES WITH WHICH TO EXPAND OUR BUSINESS

         Our success will depend upon our ability to market our products to service providers. We currently have limited financial, personnel and other resources to undertake the extensive marketing activities necessary to sell our products successfully. If we are unable to access additional marketing resources, our profitability may suffer.

WE RELY SIGNIFICANTLY UPON A THIRD PARTY TO DEVELOP OUR PRODUCTS

         We rely significantly on Georgia Tech for research involved with the development of our products. We have entered into a Basic Ordering Research Agreement with Georgia Tech, which includes a series of delivery orders providing guidelines for the research and development of portions or components of the Traverser. Although

Georgia Tech has been able to develop working prototypes of our DSL product, these products are not yet in a commercially salable form. Our business will be materially adversely affected if Georgia Tech does not perform its responsibilities on an acceptable basis or terminates our relationship, and we are unable to replace their development services on a prompt basis.

WE WILL RELY UPON A THIRD PARTY TO MANUFACTURE OUR PRODUCTS

         We have not secured a third party to manufacture our DSL product. If we are unable to contract with a third party manufacturer on favorable terms, our business may be materially adversely affected.

         Even if we do secure a third party to manufacture our products, dependence on a third party manufacturer is inherently risky. If there is a disruption in supply from our principal manufacturer, we may be unable to obtain the products we desire to sell. Our sales would suffer as a result of a disruption in the operations of any of our manufacturers.

OUR KEY EXECUTIVES ARE AFFILIATED WITH MICROPHASE, ONE OF OUR MAJOR SUPPLIERS, AND THIS MAY RESULT IN A CONFLICT OF INTEREST

         Necdet F. Ergul, our Chairman of the Board, Ronald A. Durando, our President and Chief Executive Officer, and Gustave T. Dotoli, our Chief Operating Officer, are Chairman of the Board, Chief Operating Officer and Vice President of Corporate Development, respectively, as well as shareholders of Microphase Corporation. We currently purchase from Microphase passive components of the Traverser, as well as resources and technology related to the development of Traverser. Microphase may not be the most economical provider of these components and resources. In addition, we will pay to Microphase, going forward, a royalty comprised of a percentage of the commercial product sales for the development of certain DSL-related technologies provided by Microphase.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

         Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we have filed provisional patents and copyright applications relating to some of our proposed products and technology. Georgia Tech has filed an application for U.S. Patent for Georgia Tech's Digital Video and Data System. Although we believe that certain of our technology is patentable, the patents may not be obtained. Even if the patents are obtained, the patents may not afford us sufficient protection for our technologies from third party infringement. We may elect to seek foreign patent protection, but foreign patent protection may not be granted. Our failure to protect our intellectual property could materially adversely affect us.

WE HAVE BEEN SUED BY GLOBAL MUSIC AND MEDIA INC. AND IF WE LOSE THE SUIT OUR BUSINESS WILL SUFFER

         We are currently involved in a legal proceeding with Global Music and Media Inc. Global alleges that we agreed to give it the exclusive right to market our technology, aggregated television programming and related services and that we breached the agreement. We have refuted these claims, contending that the agreement was superseded by an agreement with Complete Telecommunications, Inc., a joint venture between Global and mPhase that is majority-owned by mPhase. Furthermore, we believe that Global defaulted in its obligations under the original agreement. Although we intend to defend against Global's allegations vigorously, we may settle the lawsuit with Global for an amount that would not materially adversely affect our financial condition. If, however, we fail to reach a settlement with Global and Global wins its lawsuit, our business would be materially adversely affected.

OUR COMPUTER SYSTEMS AND THOSE OF OUR KEY PARTNERS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY DISRUPT OUR OPERATIONS

         Many existing computer systems and software products that we use may not properly recognize dates after December 31, 1999. This Year 2000 problem could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process financial information, deliver products or engage in similar normal business activities. We are in the process of evaluating the systems and products we use and do not anticipate a major undertaking to becoming Year 2000 compliant. We anticipate that our products currently under development will be Year 2000 compliant and as such have informed our suppliers and co-developers of this requirement.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO EXPAND OUR BUSINESS

         We expect to incur substantial expenses in developing and marketing our products. Because we expect to generate losses for the foreseeable future, we do not expect that income from our operations will be sufficient to satisfy our cash requirements. Therefore, we will likely have to seek additional financing. Obtaining financing will depend on a number of factors, including:

         -         market conditions;
         -         the success of our product development efforts;
         -         our operating performance; and
         -         investor sentiment.

         These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional capital, our growth could be impeded. In addition, to the extent that additional financing is satisfied through the issuance of equity securities, our stockholders may experience dilution. Any debt financing may result in restrictions on our spending or ability to pay dividends.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL THAT ARE IN HIGH DEMAND

         We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our Chief Executive Officer, Ronald A. Durando, and our Chief Operating Officer, Gustave T. Dotoli. The loss of the services of either executive officer or any of our key management, sales or technical personnel could have a material adverse effect on our business and prospects. In addition, our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the staff we need.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

         The price of our common stock has been volatile and may fluctuate substantially.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES

         In the past, following the periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

FUTURE SALES BY OUR CURRENT STOCKHOLDERS AND THE SELLING STOCKHOLDERS MAY CAUSE THE MARKET PRICE OF OUR STOCK TO DECLINE

         The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

         This registration statement covers 6,610,698 shares of our common stock that previously were not freely tradable. A large volume of sales by the selling stockholders could have a significant adverse impact on the market price of our common stock.


                                  THE OFFERING

         The selling stockholders are offering for resale up to 6,610,698 shares of our common stock. Of the shares, 1,042,000 shares of common stock will be issued upon the exercise of outstanding warrants.

         We issued the shares of common stock and warrants as follows:

         - We issued an aggregate of 642,000 units in a private placement to accredited investors at $2.50 per unit in May 1999. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The exercise price of the warrants underlying the units was $2.50. All of the shares of common stock that are part of the units and the shares of common stock to be issued upon the exercise of the warrants are included in this offering.

         - We issued an aggregate of 4,426,698 shares of common stock in a private placement to accredited investors at $2.50 per share in June 1999. All of the shares of common stock issued to the investors are included in this offering.

         - In connection with these offerings, Lipper & Company, L.P., the placement agent, received a warrant to purchase 400,000 shares of common stock at an exercise price of $1.00 per share. These warrants vested immediately and expire on June 30, 2004.

         - We issued 1,945,000 shares of common stock in a private placement to Lintel, Inc. in December 1998, of which 500,000 shares are included in this offering.

         The shares of common stock offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under "Plan of Distribution." Under the terms of the transactions described above, we are contractually required to register the shares of common stock sold in the May 1999 and June 1999 private placements and the shares of common stock to be issued upon the exercise of the warrants.

                                 USE OF PROCEEDS

         The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders.


                           PRICE RANGE OF COMMON STOCK

         The primary market for our common stock is the Nasdaq OTC Bulletin Board, where it trades under the symbol "XDSL." We became publicly traded through a merger with Lightpaths TP Technologies, formerly known as Tecma Laboratories, Inc. on February 17, 1997. The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. These figures have been adjusted to reflect a 1 for 10 reverse stock split on March 1, 1997.


YEAR/QUARTER                                                                            HIGH            LOW
------------                                                                            ----            ---
FISCAL YEAR ENDED JUNE 30, 1998
First Quarter...................................................................        $2.00           $1.375
Second Quarter..................................................................         1.375           0.625
Third Quarter...................................................................         1.75            0.875
Fourth Quarter..................................................................         2.375           1.1875
FISCAL YEAR ENDED JUNE 30, 1999
First Quarter...................................................................         4.25            0.75
Second Quarter..................................................................         3.65625         1.5625
Third Quarter...................................................................         5.625           1.875
Fourth Quarter .................................................................         8.75            2.90625
FISCAL YEAR ENDED JUNE 30, 2000
First Quarter (through August 5, 1999)..........................................         9.25            6.375

         As of August 5, 1999, we had 23,581,074 shares of common stock outstanding and approximately 379 stockholders of record.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems relevant.

                         MANAGEMENT'S PLAN OF OPERATION


         To date, we have had no operating revenue. There can be no assurance whatsoever that the Traverser technology and products, when developed and manufactured, will be able to compete successfully in the marketplace and/or generate revenue. Moreover, we forecast ongoing significant losses into the foreseeable future, including, but not limited to, costs such as general and administrative, marketing and sales, advertising, engineering, drafting, manufacturing, assembly, quality control, cost of materials and research and development expenses. Consequently, we will continue to have high levels of operating expense before developing significant revenues and will be required to make substantial capital expenditures in connection with our ongoing research and development activities.

         As a result of forecasted operating losses and the significant outlays for research and development, we recently raised additional capital through the issuance of common stock to sophisticated investors in a transaction exempt from registration pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933. As a result of this private offering, we anticipate having sufficient working capital for the next nine months, but we do anticipate that, in connection with the commercial production of our Traverser DVDDS product, we will need to raise significant additional funds through a public or private offering of our common stock or otherwise.

         We have installed a system capable of transmitting digital television, internet data and voice service simultaneously at our beta customer, Hart Telephone. A 1,000 user fully functional prototype of our Traverser DVDDS version 1.1, a 192 channel end-to-end system solution, is expected to be installed at Hart Telephone by the end of calendar year 1999, following which time beta tests will immediately commence. By April 2000, we anticipate reaching commercial production of the Traverser DVDDS version 1.1, which will be our first commercial product. We expect to launch a 400-channel system, version 2.0, by calendar year end 2000.

         During the next twelve months, as we begin commercial production of our Traverser DVDDS products we anticipate purchasing significant equipment, including, digital downlinking equipment for the reception of digital satellite television signals, MPEG-2 transcoding equipment, various testing equipment, video on-demand servers and digital advertising insertion equipment. In addition, during that period we anticipate hiring, as needed, additional marketing and sales staff to assist Susan Cifelli, our executive vice president-sales and marketing, in connection with the coordination of marketing of our Traverser products and DSL components, investigation of new technologies, investor relations matters, trade shows and other general sales support efforts. In addition, we anticipate hiring additional administrative personnel to support our expansion as we begin commercial production of our products.

                                  OUR BUSINESS


BUSINESS DEVELOPMENT, ORGANIZATION, AND ACQUISITION ACTIVITIES

         mPhase Technologies, Inc. was incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc., and we changed our name to Tecma Laboratories, Inc. in 1987. As Tecma Laboratories, Inc., we were primarily engaged in research, development and the exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc in April 1987. On June 2, 1997, we changed our name to mPhase Technologies, Inc.

          As part of this transaction, on January 29, 1997 we formed another wholly owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders effective March 31 ,1997, after transferring certain assets and liabilities, primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories.

         As a consequence of these transactions, most of which required and obtained approval by our stockholders, on February 17, 1997, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc.

         On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications' principal assets were patents and patent applications utilized in our proprietary Traverser digital video data delivery system, or DVDDS, technology.

         We are a development stage company engaged in the development of high-bandwidth telecommunications products incorporating digital subscriber line, or DSL technology. Our products are designed to enable high speed broadband transmission over the installed copper telephone wire infrastructure. We believe that our DSL technology is unique in that in enables simultaneous delivery of high-speed internet access, digital television programming and telephone communications over an existing telephone line on an unshared platform.

INDUSTRY BACKGROUND

         Our Traverser product line is designed to provide a cost-effective solution for high-speed digital data transmission over the installed twisted pair, copper wire infrastructure, and an alternative to cable access television as well as direct broadcast satellite services. By using the installed public telephone infrastructure, the Traverser product line supports high-speed, communication solutions without requiring costly upgrades from twisted pair copper telephone lines to coaxial cable or fiber optics for the so-called last mile or local loop that connects end-users to central office switching centers. If our Traverser product line is successfully developed, we intend to direct our marketing efforts to independent telephone companies, competitive local exchange carriers, independent local exchange carriers, international local exchange carriers, internet service providers and regional Bell operating companies, or RBOCs. We expect to stress to these service providers that use of the Traverser DVDDS will enable them to offer customers an integrated package of enhanced services.

         Since the first copper cable was installed for telephone connectivity more than a century ago, an extensive copper infrastructure has been installed. According to the Gartner Group, a telecommunications research firm, the investment in copper infrastructure in the United States is approximately $300 billion and $1 trillion worldwide. Dataquest, a source of information concerning the telecommunications industry, estimates that there are 182 million copper wire telephone lines in the United States consisting of 164 million lines owned and operated by RBOCs and approximately 18 million lines owned by independent telephone companies other than the RBOCs. There are approximately 1,200 independent telephone companies in the continental United States. In addition, Dataquest estimates that there are over 827 million lines worldwide. The Gartner Group estimates the number of copper lines worldwide will grow by nearly 50 million per year for the next 5 years and that approximately 65% of phone lines in the United States are DSL-ready.

         Currently, copper wire and cable infrastructures must deal with the increasing challenge to support the large volume of data traffic generated by internet access from residences and small offices via remote dial-up. As a result of the rapid growth of the internet and the use of the world wide web. The volume of data being transmitted over the copper infrastructure has increased rapidly but the current capacity of the copper infrastructure to support it has remained relatively static. Only recently has technology been developed that is capable of transforming this expansive copper network originally designed for analog voice delivery into an affordable, high speed, data-intensive digital communications delivery system capable of meeting the demands of today's advanced high-tech, high-volume use. We believe that telephone companies will seek to build upon their investment in copper wire by utilizing that infrastructure for transmission of digital data rather than pursuing costly fiber or hybrid fiber coaxial cable upgrades. In addition, telephone companies will need to address competition from cable companies, which are upgrading their networks in order to provide cable modem service and cable telephony in addition to traditional television services.

         According to International Data Corporation, there were approximately 69 million internet users worldwide in 1997 and they estimate that the number of internet users will reach approximately 320 million by 2002. Many current internet service providers enable access only via remote dial-up, which is relatively slow and can be unreliable. Many consumers and telecommuters are, therefore, demanding reliable, high-speed internet access. DSL technology allows telephone companies to provide high-speed internet access and maximize the potential of installed telephone lines, thus avoiding installation of new wiring, a process which is time consuming and extremely expensive.

         Using our proprietary hardware, we utilize a specific type of DSL called rate adaptive digital subscriber line, allowing high-speed data transmission at speeds up to 6.27 Mbps downstream and up to 1 Mbps upstream, increasing through-put more than 200 times faster than an existing 28.8 Kbps internet connection. Our DSL technology is unique because it enables simultaneous delivery of high-speed internet access, digital television programming, and telephone communications over an existing telephone line on an unshared platform. Because the transmission speed is rate adaptive, our DSL adjusts to the length and signal quality of the telephone line, automatically selecting the highest practical operating speed. Furthermore, the dedicated connectivity of our system maintains reliable service, which does not degrade or decrease in speed with increased volume of subscribers.

         We believe our products are the first affordable alternative to coaxial and fiber delivery of both high-speed internet access and digital television programming for RBOCs and local telephone exchange carriers. The mPhase DSL transceiver is the only technology able to transport voice, digital television programming, and high-speed data over the existing telephone infrastructure without affecting voice traffic or degrading the quality of service. Other potential applications of our products include video teleconferencing, remote education, tele-medicine, video on-demand service, and e-commerce.

THE TRAVERSER

         FLEXIBILITY OF SERVICE OFFERINGS. The Traverser product line is able to partition bandwidth to meet the needs of the individual telephone company customer, enabling all 6.27 Mbps of downstream and 1 Mbps of upstream bandwidth to be used to transmit data exclusive of the digital television application. The ability to segment and scale the bandwidth according to individual needs makes the Traverser particularly useful for companies that wish to target the small office/home office market. Our DSL-based, high-speed data delivery solutions are also useful for vertical data communications applications such as video conferencing, tele-medicine and all types of corporate data network markets. Furthermore, our products provide a non-shared data transmission line, while most other DSL products use a multiplexed modem at the central office. As a result, transmission speed is far less likely to slow down as more customers utilize the system.

         MAXIMIZING BREADTH OF CUSTOMER BASE. Companies that have traditionally offered only one type of communications service are expanding into different products. Cable companies are now offering internet and telephony services in addition to cable television. Long distance companies are now entering the local, cellular and internet service provider markets and, in some cases, the video distribution market. We intend to target all carriers and believe that most carriers would be interested in offering a variety of services.

         Our Traverser system is modular and scalable so service providers can buy equipment where they have presold lines, thereby eliminating stranded plant or unused equipment. We estimate that 80% of expenditures relating to the Traverser are variable and are incurred when a subscriber is added, compared to 20% which is fixed common equipment in the central office that is necessary regardless of the number of subscribers on the system.

         ENABLE SERVICE PROVIDERS TO BENEFIT FROM E-COMMERCE AND INTERNET ADVERTISING. Telephone companies and service providers using the Traverser product should benefit from additional revenue streams derived through e-commerce and advertising profit sharing. We will seek to enter into arrangements with telephone companies and other service providers to share revenues derived from internet retailers. We anticipate that revenues may be derived from the inclusion of online shopping links and advertising service providers web sites.

PRODUCT OVERVIEW

         Our Traverser Digital Video Data Delivery System, or DVDDS, products utilize technology licensed exclusively to us by Georgia Tech, and rate adaptive digital subscriber line technology licensed non-exclusively to us by Globespan Semiconductor, Inc., formerly AT&T Paradyne, Inc. Georgia Tech currently conducts a significant portion of the engineering research and design efforts for us in developing the Traverser product line. Our proprietary system also utilizes an advanced filter technology developed by Microphase Corporation, a leading manufacturer of diplexer and detector logarithmic video amplifier technology. Microphase serves the military electronic defense and telecommunications industry. The hybrid filters in mPhase circuit boards enable more efficient impedance matching of the copper loop, longer transmission distances, and decreased signal bit error rates.

         The Traverser is designed to be a complete, end-to-end data transmission solution, which enables service providers to transmit broadcast quality video at up to 5 Mbps, simultaneous internet access at up to 1 Mbps (in four segments via Ethernet) and traditional voice. The Traverser product is installed in the telephone company central office with our set-top box configuration, the Intelligent Network Interface. Our network product is utilized in conjunction with popular telecommunications transport protocols such as: Digital Signal Level 3.0, Synchronous Optical Network, Synchronous Digital Hierarchy, Asynchronous Transfer Mode or frame relay and is highly adaptable. We are is also in the process of evaluating the extent to which our network products can be used in conjunction with other transport protocols. The Traverser is transparent to the switch and DLC manufacturer, supports emergency service operation and relieves dial-up internet switch congestion.

         With the Traverser, the content provider receives and distributes digital data including television signals and internet, to a typical telephone company central office via satellite or an optical network telecommunications network. A programming and control center located at the telephone company central office will combine the video and internet data as well as local off-air broadcasts for transmission over the Traverser DVDDS. The central office then delivers traditional analog voice signal, digital television, and internet data via the Traverser DVDDS over the existing copper twisted-pair infrastructure to the customer premises. At the customer premises, the Traverser Intelligent Network Interface passes through the phone lines and connects to the television set and the computer. The video signal is sent as both an S-video signal and a channel 3 or 4 RF modulated signal. Internet is accessed via a 10baseT Ethernet connection over category-5 wiring.

STATUS OF PRODUCT DEVELOPMENT

         We are in our final stages of on-site beta testing. To date, we have not generated any significant revenues through product sales or technology licensing. We have installed a system capable of transmitting digital television, internet data and voice service simultaneously at Hart Telephone Company in Hartwell Georgia, our beta customer. A point-to-point 99-channel prototype product has been installed at Hart Telephone. We anticipate that a 1,000 user fully functional prototype of our Traverser DVDDS version 1.1, a 192 channel end-to-end system solution, will be installed at Hart Telephone by calendar year end 1999, following which time beta tests will commence immediately. We anticipate reaching commercial production of our Traverser DVDDS version 1.1 by April 2000. We expect to launch a 400-channel system, version 2.0, by calendar year end 2000.

         We anticipate developing a number of future products that can be incorporated into the Traverser product line using mPhase's proprietary technology. In addition to digital television and internet usage, applications such as video conferencing and digital telephony become a technical and economic possibility. Remote security system monitoring, utility meter reading, and any ethernet data application can be performed with the proper connectivity.
mPhase is in the early stages of development of these products.

         In addition to our Traverser product, we have also designed component products identified as Transmit/Receive Filters, Central Office Low Pass Filter Shelves and Plain Old Telephone Service, or POTS, Splitter products. These component products will be marketed to other DSL vendors providing integrated DSL equipment to their customers. We do not believe our inherent competitive advantage will be impaired by the sale of these component products to potential competitors.

MPHASE TV.NET.

         We organized a subsidiary corporation, mPhaseTV.net, which is an integrator and aggregator of both digital television programming and internet content. mPhase TV.net will provide content for telephone companies and other service providers who install the Traverser DVDDS hardware. mPhaseTV.net's content package for both the internet and the digital television applications of the Traverser is expected to be introduced simultaneously with the introduction of the Traverser DVDDS version 1.1. The programming available from mPhaseTV.net will be a suggested package of channels but can be customized by each customer for local programming, existing and future channels, special interest programming or preferred movie packages.

         mPhaseTV.net has signed an agreement with InfoSpace.com Inc., a leading provider of internet content, who will aggregate and co-brand internet content for mPhase. We have signed an agreement with InfoSpace to aggregate content and coordinate regional banner advertising with mPhaseTV.net. Revenues from service provision will be shared between InfoSpace and mPhaseTV.net. On an mPhase website, mPhaseTV.net features included on the site will be InfoSpace.com Yellow & White Pages, Classifieds, Finance, Shopping, Net Community, and City Guide. InfoSpace will act as the internet portal for mPhase TV.net.

         mPhaseTV.net will provide a gateway to the internet through the mPhase website, which consumers access through an mPhaseTV.net service provider. When accessing the internet, the subscriber will automatically enter the mPhase homepage, similar to any on-line access provider. We anticipate that any revenues derived from e-commerce will be shared between InfoSpace, mPhaseTV.net and the telephone company or service provider based on pre-negotiated contracts.

RESEARCH AND DEVELOPMENT ACTIVITIES

         Georgia Tech conducts a significant amount of research and development for us pursuant to a basic ordering agreement comprised of a series of delivery orders, which outline the timing, necessary actions and form of payment for specific tasks related to the completion of certain components of the Traverser product line. After the development of the Traverser DVDDS version 1.1, we expect Georgia Tech to continue research and development of the Traverser product to enhance features and functionality, as well as to coordinate the effort to develop the Traverser, version 2.0 and additional products utilizing Traverser technology.

         As of March 31, 1999, approximately $3,927,000 had been billed to mPhase for research and development conducted by Georgia Tech, of which approximately $842,000 then remained outstanding.

         We are the sole, worldwide licensee of the technology developed by Georgia Tech in conjunction with the Traverser product line. Upon completion of the commercial product, Georgia Tech will receive a royalty of 3% to 5% of product sales.

         The amount of research and development costs we have expended from October 2, 1996, our inception date, through March 31, 1999 was approximately $4,780,000. During the nine months ended March 31, 1999, we incurred research and development expenses of approximately $2,290,000 as a consequence of the continued development of our current DSL products.

COMPETITION

         The telecommunications equipment market is characterized by swift technological change. Several solutions such as fiber optic, cable, wireless and satellite technologies compete with DSL for market share. Service providers may use other technologies such as fiber optic cable, hybrid coaxial cable, ISDN to deploy high-speed transmissions. Based on current industry standards, we believe that DSL can compete, particularly with respect to telephone companies and other copper-wire based service providers, from the standpoint of cost effectiveness and ease of development.

         Among sellers of DSL systems, our competitors include ADTRAN, Alacatel S.A., Aware, Inc., Broadband Technologies, CISCO Systems, Inc., ESI, General Data Com, Lucent Technologies, Orckit Communications, PairGain Technologies, TUT Systems, Westell Technologies, AG Communications Systems, Copper Mountain, Diamond Lane, Paradyne and SourceNet.

         INTEGRATED SERVICES DIGITAL NETWORK. Emerging technologies for high speed data transmission over copper lines include Integrated Services Digital Network, or ISDN. ISDN currently delivers 128 Kbps computer networking connections, which are two times faster than those available with the fastest analog modems.

         While ISDN does provide faster access than analog modems, it is expensive, difficult to install, and not as fast as competing high speed technologies. Moreover, it does not allow for simultaneous data transmission and normal telephone service on the same line and it is not capable of delivering digital television.

         FIBER OPTIC CABLE. Fiber optic cable is another alternative that allows high bandwidth transmission. However it is expensive to install.

         COAXIAL. Cable companies have begun offering high speed Internet access through cable modems. These modems provide the potential of wider bandwidth (up to 10 Mbps as compared to 56 Kbps analog modems). But coaxial cable is relatively expensive and has the drawbacks associated with a shared bandwidth medium.

INITIAL CUSTOMER BASE AND MARKETING PLAN

         Numerous domestic, independent telephone companies have indicated interest in the Traverser DVDDS version 1.1, although none have placed any orders with us other than a 1,000 unit order placed by Hart Telephone.

STRATEGIES

         MARKETING STRATEGY. We have focused initial marketing efforts on both domestic and international telephone companies, which have responded positively to DSL technology and, based on preliminary discussions, appear to be receptive to DSL service provision via Traverser technology. Our initial marketing efforts target small to medium-sized, independent telephone companies, which we believe are most threatened by the prospect of cable modem and cable telephony technological advances. Furthermore, independent telephone companies often have a faster response time in implementing new technology.

         We also intend to market to larger telephone companies in the United States who need to respond to the threat of competition from cable companies, as well as to new entrants in the telecommunications market such as competitive local exchange carriers, internet service providers, and long distance providers who are seeking access to local service. We believe that we will experience a longer sales cycle in marketing to larger telephone companies than with the smaller independent companies.

         We believe that conditions for telecom, broadband and video application growth are promising in many countries overseas. Most developing nations have low teledensity rates and few over-air options. Moreover, cable television service is rarely available in most international markets, particularly in areas outside of the urban centers, making them prime candidates for the Traverser system. For example, the majority of Central and South American homes receive only two or three broadcast channels. According to industry research, the current cable subscriber base in South America of
8.3 million represents less than ten (10%) percent of the TV households, with over half of the subscribers concentrated in Argentina.

         We intend to use a number of marketing strategies to facilitate product sales overseas. We intend to develop a direct sales force to market our products directly to service providers, as well as negotiate with international resellers. We have signed one non-exclusive distribution agreement with CariPAC, a distributor of telephone equipment in Hong Kong and southern China, to distribute the Traverser in Hong Kong and China. We have also signed an agreement with TelMex, the leading telecommunications services provider in Mexico, whereby TelMex will conduct performance trials on our Traverser DVDDS system. We are currently in discussions with other third party distributors and intend to pursue the resale channels for various parts of the world.

         To date, we have made no sales of our technology and have limited resources to market our products. However, as part of our sales and marketing initiative, we recently hired an executive vice president of marketing who will oversee all marketing efforts. We intend to devote a meaningful portion of our cash resources to expand our marketing and sales force.

         PRODUCTION STRATEGY. mPhase plans to use contract manufacturing companies to provide manufacturing services and customer support. We are targeting leading contract manufacturing companies with strategically located facilities in North America, Mexico and Asia with whom we can establish long-term relationships.

         We intend to seek additional strategic partners for the aggregation and development of television and internet content, manufacturing, sales, distribution and technological advancements. We are also exploring the possibility of seeking a partner to provide a turnkey video package, which we can then resell to telephone companies who purchase our hardware products. By using contract manufacturers, we will seek to avoid the substantial capital investments required for internal production.

PATENTS AND LICENSES

         We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators/strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will result in our sufficiently protecting our technologies or that we will have adequate resources to enforce our patents. Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents which will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe on our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

         The intellectual property owned and licensed by us falls into two essential categories, analog and digital intellectual property. We own all of the intellectual property related to the analog component of our DSL-based products.

         We have a pending patent application which was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser DVDDS product.

         Our DSL filter technology, enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes: low pass filter shelves and the POTS splitters, which separates the Traverser DSL spectrum from the traditional voice service, and G.lite filters utilized in the transmission of data and voice service at up to 1.544 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

         We license our digital intellectual property. We have a non-exclusive license from GlobeSpan Semiconductor, Inc. for the rights to use the GlobeSpan rate adaptive digital subscriber line chipset. We also have an exclusive, worldwide license to manufacture and market products using the technology developed under contract by Georgia Tech. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the Traverser product line.

         The licensed technology developed at Georgia Tech centers around the capabilities of the Traverser DVDDS. The four United States patents under application are: (1) System and Method for Maintaining Timing Synchronization in a Digital Video Network; (2) System and Method for the Delivery of Digital Video and Data over a Communications Channel; (3) Computer System and Method for Providing Digital Video and Data over a Communications Channel; and (4) Apparatus and Method for Transporting Infrared and Radio Frequency Signals.

         The exclusively licensed digital intellectual property provides several unique aspects of the DVDDS. Among these is the backplane design, which provides the ability to have every subscriber view any channel available. All subscribers in a given system could be watching the same channel, or could be watching different channels with no degradation of service. The proprietary design, which does not incorporate a Digital Subscriber Line Access Multiplexer architecture, makes the DVDDS a true broadcast system rather than a mere video delivery system.

         Intellectual property rights also cover the development of the Framer and the Framer chip. The Framer is an Application Specific Integrated Circuit which gives the Traverser DVDDS the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser to deliver both MPEG-2 Digital Video and internet data simultaneously and also allows for future applications of the DVDDS.

         Patents pending also protect the software management and control of the individual Traverser links, the DVDDS, all firmware, C++ and Java code written for the project and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface.

         We also rely on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our Traverser technology, our future operations would be adversely affected.

REGULATION

         The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

EMPLOYEES

         We presently have six employees, two of whom are concurrently employed by Microphase Corporation. See the section entitled Certain Relationships and Related Transactions.

PROPERTIES

         Our corporate headquarters are located at 587 Connecticut Avenue, Norwalk, CT 06856-0960. We also lease office space from Microphase on a month to month basis for $10,000 per month. We also maintain an office and research facility at the Georgia Tech Research Corporation in Atlanta, Georgia as part of our basic ordering agreement with Georgia Tech.

                                 OUR MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our present executive officers and directors are:


          NAME                                        AGE        POSITION(S)
Necdet F. Ergul....................................   75         Chairman of the Board and Director
Ronald A. Durando..................................   42         Chief Executive Officer and Director (principal executive
                                                                 officer)
Gustave T. Dotoli..................................   62         Chief Operating Officer and Director (principal financial
                                                                 and accounting officer)
David Klimek.......................................   44         Chief Technology Officer and Director
Hal L. Willis......................................   45         Executive Vice President - Corporate Development
Susan E. Cifelli...................................   41         Executive Vice President - Sales and Marketing
J. Lee Barton......................................   45         Director

          The current executive officers and directors, along with their backgrounds, are set forth below:

          NECDET F. ERGUL has served as our Chairman of the Board since October 1996 with the exception of a three-month period when he temporarily resigned due to the press of personal business. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, which he founded in 1955. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development, Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

          RONALD A. DURANDO is a co-founder of mPhase and has served as our President and Chief Executive Officer since our inception in October 1996. Prior to joining us, Mr. Durando was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. In addition, Mr. Durando currently serves as the Chief Operating Officer of Microphase Corporation, a leading developer of telecommunications technology.

         GUSTAVE T. DOTOLI has served as our Chief Operating Officer since October 1996. In addition, Mr. Dotoli currently serves as the Vice President of Corporate Development of Microphase Corporation. He is formerly the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dikenson University in 1959.

         DAVID KLIMEK is a co-founder of mPhase and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since our inception in October 1996. He has more than 18 years of technical engineering and design expertise and presently holds 13 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek received his B.S. in Electrical Engineering in 1982 from Milwaukee School of Engineering, Milwaukee, Wisconsin. In addition, he graduated from the U.S. Navy Basic Electronics School at Great Lakes Naval Training Center in 1972.

         HAL L. WILLIS has been our Executive Vice President - Corporate Development since October 1998. Prior to joining us, Mr. Willis has 17 years of cable television industry experience with Gaylord Entertainment Company. Mr. Willis was formerly Vice President and General Manager - Worldwide for the Country Music Television Cable Network and General Counsel of the Nashville Network.

         SUSAN E. CIFELLI joined us in the capacity of Executive Vice President-Marketing during February 1999. Ms. Cifelli has 18 years of experience in the telecommunications industry with Bell Atlantic, NYNEX and New England Telephone Company. Most recently, she was Project Manager for the "Infospeed" DSL Services

Marketing Project at Bell Atlantic. Prior to this, she was the Project and Product Manager for marketing InfoFone Services in the State of New York. Ms. Cifelli holds a Masters of Science degree in Telecommunications & Computing Management from Polytecnic University and a Bachelors of Art from the State University of New York at Buffalo.

          J. LEE BARTON has served as one of our directors since February 1999. Mr. Barton also serves as President and Chief Executive Officer of Lintel, Inc., a holding company that owns Hart Telephone Company, a 10,000-line local exchange carrier in northeast Georgia; Hart Communications, an interconnect, carriers' carrier and long distance company; Hart Cellular, a partnership in two RSA's in north Georgia; Hart Cable, a recently formed cable television company and Hart GlobalNet.


COMMITTEES OF THE BOARD OF DIRECTORS

         We do not currently maintain any committees on our board of directors.


DIRECTOR COMPENSATION

         There are no standard arrangements pursuant to which any of our directors are compensated and none of them were compensated for the year ended June 30, 1998 for any service provided as a director. On August 5, 1999, we issued shares of common stock to each of our directors in respect of services provided as a director during the fiscal year ended June 30, 1999, as follows:
250,000 shares to Ronald A. Durando; 150,000 shares to Necdet F. Ergul; 125,000 shares to Gustave T. Dotoli; 75,000 shares to David Klimek; and 75,000 shares to
J. Lee Barton.


EMPLOYMENT AGREEMENTS

         In January 1999, we entered into a two-year employment agreement with Susan E. Cifelli. Under this agreement, Ms. Cifelli is entitled to receive an initial base salary of $123,000, which may be increased on a semi-annual basis, and such additional compensation, including performance-based bonuses, as may be awarded to her. In addition, Ms. Cifelli received a stock option grant under this employment agreement for 80,000 shares, at an exercise price of $1.50 per share. This option vests in 20,000 share increments every six months during the term of the agreement.

         In June 1999, we entered into employment agreements with each of Ronald
A. Durando and Gustave T. Dotoli. Each of the agreements has a term of three years. Under these employment agreements, Messrs. Durando and Dotoli are entitled to receive a base salary, which may be increased on a semi-annual basis, and such additional compensation, including performance-based bonuses, as may be awarded to them. The base salaries for the year ending June 30, 2000 for Messrs. Durando and Dotoli are $275,000 and $200,000, respectively.

         Mr. Durando's employment agreement provides for a bonus at the end of each year equal to 5% of the increase in our market capitalization during such year. Such bonus will be paid 25% in cash and 75% in shares of common stock. In addition, each of the employment agreements provides for the immediate grant of an option to acquire shares of common stock (3,000,000 shares in the case of Mr. Durando and 1,500,000 shares in the case of Mr. Dotoli) at $1.00 per share in the event of a successful hostile acquisition of us by another entity.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation earned by our chief executive officer and our two other most highly compensated executive officers for services rendered in all capacities to us for the year ended June 30, 1999 and the two previous fiscal years.

                                            SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                                                 RESTRICTED         SECURITIES
                                                                                    STOCK           UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR      SALARY      BONUS        AWARD(S)        OPTIONS / SARS
---------------------------                    ----      ------      -----        --------        --------------
Ronald A. Durando...........................   1999     250,000     275,000        400,000            562,500
     Chief Executive Officer and President     1998     150,000       --             --                 --
                                               1997      75,000       --             --              1,000,000
Gustave Dotoli..............................   1999     175,000     100,000        175,000            300,000
     Chief Operating Officer                   1998     120,000       --             --                 --
                                               1997      60,000       --             --               750,000
David Klimek................................   1999      77,138     35,000         275,000            150,000
     Chief Technology Officer                  1998      68,500       --             --                 --
                                               1997      63,100       --             --               500,000
Hal L. Willis...............................   1999     105,000       --             --               100,000
         Executive Vice President - Corporate  1998        --         --             --                 --
         Development                           1997        --         --             --                 --

No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person's salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.


         The following table contains information regarding options granted in the fiscal year ended June 30, 1999 to the executive officers named in the summary compensation table above. For the fiscal year ended June 30, 1999, we granted options to acquire up to an aggregate of 1,472,500 shares to employees and directors.


                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                (INDIVIDUAL GRANTS)


                                                                % OF TOTAL OPTIONS
                                      NUMBER OF SECURITIES     GRANTED TO EMPLOYEES
                                       UNDERLYING OPTIONS            IN FISCAL             EXERCISE        EXPIRATION
NAME                                       GRANTED(#)                   YEAR              PRICE ($/SH)         DATE
----                                      ------------                 -----             --------------       -----
Ronald A. Durando..................         312,500                    21.2                   1.00             2004
                                            250,000                    17.0                   2.50             2004
Gustave T. Dotoli..................         150,000                    10.2                   1.00             2004
                                            150,000                    10.2                   2.50             2004
David Klimek.......................          50,000                     3.4                   1.00             2004
                                            100,000                     6.8                   2.50             2004
Hal L. Willis......................          50,000                     3.4                   1.00             2004
                                             50,000                     3.4                   2.50             2004

         The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the summary compensation table above at June 30, 1999. The value of unexercised in-the-money options is based upon the difference between $8.00, the closing price of our common stock on June 30, 1999, and the exercise price of the options.



                                          FISCAL YEAR-END OPTION VALUES



                                           NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                          OPTIONS AT YEAR END(#)               YEAR END ($)
NAME                                    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                    -----------   -------------    -----------    -------------
Ronald A. Durando.....................      1,487,500       --             10,037,500       --
Gustave T. Dotoli.....................      1,000,000       --              6,775,000       --
David Klimek..........................        650,000       --              4,400,000       --
Hal L. Willis.........................        100,000       --                625,000       --


LONG-TERM STOCK INCENTIVE PLAN

         We have a long-term stock incentive plan, under which we have reserved for issuance 5,000,000 shares of common stock. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries. The compensation committee of the board of directors administers and interprets the plan.

         The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted.

         The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

         As of June 30, 1999, 4,392,500 options were outstanding under the plan. On June 25, 1999, we granted 1,215,000 options to various employees and consultants. Such grants were not made pursuant to any stock option plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table set forth, as of August 5, 1999 certain information regarding the beneficial ownership of shares of our common stock:

         -        by each of our directors;

         - by each person who is known by us to beneficially own 5% or more of the outstanding shares of common stock;

         - by each of our executive officers named in the summary compensation table; and

         -        by all of our executive officers and directors as a group.


                                                                     AMOUNT AND NATURE OF           PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                             BENEFICIAL OWNERSHIP         COMMON STOCK (2)
------------------------------------                                 --------------------         ------------
Necdet F. Ergul.................................................                    1,425,000            6.0
Ronald A. Durando (3)...........................................                    3,383,648           13.5
Gustave Dotoli..................................................                    1,775,000            7.2
J. Lee Barton (4)...............................................                    2,720,000           11.5
David Klimek....................................................                    1,190,000            4.9
Hal L. Willis ..................................................                      100,000             *
Lintel, Inc.(5).................................................                    1,945,000            8.2
All executive officers and directors as a group (seven people)..                   10,723,648           39.2

-------------
*LESS THAN 1%
(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-0566
(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The percentage for each beneficial owner listed above is based on 23,581,074 shares outstanding as of August 5, 1999. In accordance with the rules of the Securities and Exchange Commission, options to purchase shares of common stock that are exercisable as of August 5, 1999 or exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options: Necdet F. Ergul - 325,000; Ronald A. Durando -- 1,487,500; Gustave Dotoli -- 1,000,000; J. Lee Barton -- 100,000; David Klimek -- 650,000; Hal L.
         Willis -- 100,000; and Susan E. Cifelli -- 130,000.
(3) Includes 320,000 shares held by Nutley Securities, Inc., which is wholly-owned by Mr. Durando.
(4) Includes 1,945,000 shares held by Lintel, Inc., of which Mr. Barton is the president and chief executive officer.
(5) The address for Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, Ga 30643.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our management are affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. and Janifast Holdings, Ltd., which have recorded material transactions with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.

         Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase.

         - We reimburse Microphase $50,000 per month for research and development services and administrative expenses incurred for the use of Microphase's office space, lab facilities and administrative staff.

         - On June 25, 1998, we issued 2,500,000 shares to several individuals, including Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, in consideration for all the issued and outstanding shares of Microphase Telecommunications, Inc., which at the time was an affiliate of Microphase.

         - At March 31, 1999, we owed Microphase $1,227,566 in respect of research and development and general administrative expenses.

         In June 1999, we issued 200,000 shares of common stock to David Klimek, one of our directors and executive officers, as a technical advisory fee in connection with our acquisition of Microphase Telecommunications, Inc. referred to above.

         Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a registered broker-dealer.

         - In February 1997, we issued 600,000 shares to Nutley Securities as a "finder fee" in connection with the acquisition of Lightpaths, Inc.

         - During the period ended June 30, 1997, we paid $95,141 to Nutley Securities in offering costs, and during the period ended June 30, 1998, we incurred offering costs with Nutley Securities totaling $153,999, of which $127,888 remained due at March 31, 1999.

         - At March 31, 1999, we owed Nutley Securities $228,900 including $12,900 accrued interest.

         In August 1997, we granted Thomas A. Murphy a former director and officer of mPhase, options to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share. Mr. Murphy has agreed to waive his right to purchase such shares.

         In October 1997, in connection with a planned joint venture licensing agreement with Global Music & Media, Inc., a Tennessee corporation, we became the 41.724% owner of Complete Telecommunications, Inc. mPhase invested $300,000 in Complete Telecommunications and issued to Global Music & Media 250,000 shares of our common stock. We also loaned $150,000 to the joint venture. No payments have been received by us from the joint venture with Global Music & Media. During the fiscal year 1998, Global Music & Media commenced an action against us alleging it was the holder of an exclusive license to market our Traverser technology and related projects. See "Legal Proceedings."

         One of our directors, J. Lee Barton, is the president and chief executive officer of Lintel Inc. Lintel is the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we have installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416.

         Janifast Holdings, Ltd., a Delaware corporation, is the parent corporation of the manufacturer which has produced components for our prototype Traverser DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast with an aggregate ownership interest of greater than 75% of Janifast. In addition, Mr. Durando is chairman of the board of directors and each of Messrs. Dotoli and Ergul are directors of Janifast.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 5, 1999, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.


                                                                                                   BENEFICIAL OWNERSHIP
                                                                                                  AFTER RESALE OF SHARES
                                                                                                  ----------------------
                                                                             MAXIMUM
                  NAME OF                        NUMBER OF SHARES        NUMBER OF SHARES        NUMBER
            SELLING STOCKHOLDER                    BENEFICIALLY           BEING OFFERED         OF SHARES      PERCENT(1)
                                                       OWNED
            -------------------                  ----------------        ----------------       ---------      ----------
Gregory Loprete.............................           4,000                   4,000                0              0
Patricia Koo................................           4,400                   4,400                0              0
Wayne Clark Plewniak........................           5,000                   5,000                0              0
Emily Christenfeld..........................           8,000                   8,000                0              0
David Horowitz (2)..........................           8,000                   8,000                0              0
Howard Horowitz (2) ........................           8,000                   8,000                0              0
Eliav Assouline.............................          10,000                  10,000                0              0
Cong. Nier Baruch...........................          10,000                  10,000                0              0
Irving & Blanche Berger.....................          10,000                  10,000                0              0
Israel & Chanee Blumenfrucht................          10,000                  10,000                0              0
Mikael Breuer-Weil..........................          10,000                  10,000                0              0
Michael D. Loprete..........................          10,000                  10,000                0              0
Rose Perlstein..............................          10,000                  10,000                0              0
Ronald D. Shima & Susan M. Shima............          10,000                  10,000                0              0
Martin Thaler...............................          10,000                  10,000                0              0
Michael B. & Joanne C. Visovsky.............          10,000                  10,000                0              0
Sholom Chaim Babad..........................          12,000                  12,000                0              0
Curry E. Ford...............................          12,000                  12,000                0              0
William Reckler (2).........................          13,332                  13,332                0              0
Caroline Reckler (2)........................          13,334                  13,334                0              0
Gillian Reckler (2).........................          13,334                  13,334                0              0
Matthew John Ripperger......................          15,000                  15,000                0              0
Shima's Market, Inc. .......................          15,000                  15,000                0              0
Edward J. Strafaci & Linda A. Strafaci......          15,000                  15,000                0              0
Congregation Sharei Chaim...................          35,230                  16,298             18,932            *
F&N Associates..............................          20,000                  20,000                0              0
L&H Family Foundation.......................          20,000                  20,000                0              0
Manor Investments...........................          20,000                  20,000                0              0
Gilbert H. Dunham, Jr.  (2).................          24,000                  24,000                0              0
Jack Emert..................................          25,000                  25,000                0              0
Abby L'Hommedieu Dunham (2).................          28,000                  28,000                0              0
Nachum Stein & Feige Stein..................          30,000                  30,000                0              0
Henry Weiss.................................          30,000                  30,000                0              0
SPC Corporation.............................          35,000                  35,000                0              0
Accord Futronics............................          40,000                  40,000                0              0
Alexander Hasenfeld Profit Sharing &
Retirement Plan.............................          40,000                  40,000                0              0
Nicholas Aspiotes...........................          40,000                  40,000                0              0
Abraham Friedman............................          40,000                  40,000                0              0
Reno Hartfiel...............................          40,000                  40,000                0              0



                                                                                                   BENEFICIAL OWNERSHIP
                                                                                                  AFTER RESALE OF SHARES
                                                                                                  ----------------------
                                                                             MAXIMUM
                  NAME OF                        NUMBER OF SHARES        NUMBER OF SHARES        NUMBER
            SELLING STOCKHOLDER                    BENEFICIALLY           BEING OFFERED         OF SHARES      PERCENT(1)
                                                       OWNED
            -------------------                  ----------------        ----------------       ---------      ----------
HSI Partnership.............................          40,000                  40,000                0              0
Arhonto Kartalas............................          40,000                  40,000                0              0
Stephanie H. and Jon M. Reckler (2).........          40,000                  40,000                0              0
Rifky Weiner................................          50,000                  50,000                0              0
John M. Dipace, Sr. ........................          60,000                  60,000                0              0
Kentucky National Insurance Company.........          60,000                  60,000                0              0
Rutgers Casualty Insurance Company..........          60,000                  60,000                0              0
Gilbert H. Dunham (2).......................          68,000                  68,000                0              0
Steven L. Scari (2).........................          72,000                  72,000                0              0
Bear Stearns SEC Corp. Cust. FBO
Steven L. Scari IRA (2).....................          76,000                  76,000                0              0
Kenneth L. Paul (2).........................          80,000                  80,000                0              0
Barry Wien (2)..............................          80,000                  80,000                0              0
Morris Friedman.............................         100,000                 100,000                0              0
Mervyn Klien................................         155,000                 100,000             55,000            *
Avrohom Moshel..............................         100,000                 100,000                0              0
Timothy O'Brien (2).........................         100,000                 100,000                0              0
Gloria M. Peterson..........................         100,000                 100,000                0              0
Solomon Werdiger & Esther Werdiger..........         100,000                 100,000                0              0
Altra Trading Investment, S.A. .............         120,000                 120,000                0              0
Theodore M. Turchan.........................         120,000                 120,000                0              0
Nesher, Inc.................................         140,000                 140,000                0              0
Timothy McCarthy (2)........................         160,000                 160,000                0              0
Austost Anstalt Schaan......................         200,000                 200,000                0              0
Balmore Funds, S.A. ........................         200,000                 200,000                0              0
Bretton Hill Funding, LLC...................         200,000                 200,000                0              0
MJB Management Services, Ltd. (2)...........         200,000                 200,000                0              0
George Weinberger (3).......................         350,000                 350,000                0              0
Ashfield Investments, Inc. .................         400,000                 400,000                0              0
Lipper & Company, L.P. (4)(5)...............         400,000                 400,000                0              0
Dateline Investors LLC......................         600,000                 600,000                0              0
Perpetual Investments, Inc. ................       1,000,000               1,000,000                0              0
Lintel, Inc. (6)............................       1,945,000                 500,000           1,445,000         6.1
TOTALS......................................       8,129,630               6,610,698           1,518,932         6.4

------------------

*Less than 1%

(1)      Based on 23,581,074 shares outstanding as of August 5, 1999.
(2) Of the shares of common stock beneficially owned, one-half represent shares of common stock that may be acquired immediately upon exercise of warrants.

(3) Of the shares of common stock beneficially owned, 150,000 shares may be acquired immediately upon exercise of warrants.
(4) Represents shares of common stock that may be acquired immediately upon exercise of warrants.

(5) Lipper & Company, L.P. served as placement agent in connection with a private placement of shares of common stock pursuant to Rule 506 of Regulation D under the Securities Act of 1933, which was completed in June 1999. These warrants represent partial payment for such services.

(6) Lintel, Inc. is the parent corporation of Hart Telephone Company, our beta customer in respect of our products as described elsewhere in this prospectus. One of our directors, J. Lee Barton, is the President and Chief Executive Officer of Lintel, Inc.

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholder by one or more of the following methods, without limitation:

         - block trades in which the broker or dealer so engaged will attempt to sell the shares of the common stock as agent, but may petition and resell a portion of the block as principal to facilitate the transaction ;

         - purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with rules of the exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        privately negotiated transactions;

         - market sales (both long and short to the extent permitted under the federal securities laws); and

         -        a combination of any of these methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling stockholder defaults under any customer agreement with brokers.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholder against certain losses, claims damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, without par value. As of August 5, 1999, our common stock was held by 379 stockholders of record.

COMMON STOCK

         Each stockholder is entitled to one vote on all matters submitted to a vote of stockholders for each share of common stock held. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares of common stock voted can elect all of the directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets of legally available for dividends, at such times and in such amounts as our board of directors deems appropriate. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. The rights and preferences of common stockholders are subject to the rights of any class of preferred stock we may issue in the future.

COMMON STOCK WARRANTS

         As of August 5, 1999, we had warrants outstanding providing for the purchase of an aggregate of 2,765,512 shares of common stock. The exercise prices of the warrants range from $0.75 to $5.00 per share, with terms expiring on dates ranging from January 15, 2003 to June 30, 2004.

ANTI-TAKEOVER PROVISIONS

         New Jersey has adopted a type of anti-takeover law known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, merger of the corporation with the interested stockholder or any corporation which after such merger would be an affiliate of the interested stockholder, and any transfer of 10% or more of the corporation's assets to the interested stockholder or affiliate thereof. The effect of the statute is to protect non-tendering post-acquisition minority stockholders from mergers in which they will be "frozen out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. This statute applies to corporations which are organized under the laws of New Jersey and have their principal executive offices or significant business operations located within New Jersey. Because we have neither our principal executive offices nor any significant business operations within New Jersey, the statute currently does not apply to us. Our certificate of incorporation and Bylaws do not contain antitakeover provisions.

                                LEGAL PROCEEDINGS

     We are involved in a litigation with Global Music and Media Inc. Global Music believes that it has the exclusive right to market our technology. We emphatically deny this allegation and will vigorously defend any legal claims that are asserted by Global Music.

     Other than the Global Music litigation, we are not a party to any material legal proceedings.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Robert H. Jaffe & Associates, P.A., Springfield, New Jersey.

     Robert H. Jaffe beneficially owns 675,000 shares of our common stock, which includes:

          -    100,000 shares owned by MJB Management Services, Ltd.;

          - 100,000 shares underlying presently exercisable warrants held by MJB Management Services, Ltd.;

          -    175,000 shares owned by Robert H. Jaffe & Associates P.A.;

          -    170,000 shares owned by Robert H. Jaffe; and

          - 130,000 shares underlying presently exercisable warrants held by Robert H. Jaffe.

     Mr. Jaffe is a partner of Jaffe & Associates P.A. and the managing director of MJB Management Services, Ltd. with voting and investment power over such shares.

                                     EXPERTS

     The audited financial statements and schedules in this prospectus and elsewhere in the registration statement have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent public accountants, as indicated in its report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and additional information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Section in Washington, D.C. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC at the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549.

     We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms part of the registration statement, does not contain all information included in the registration statement. Thus, you should refer to the registration statement and its exhibits. The references made in this prospectus to any of our contracts or documents are not necessarily complete. Thus, you should refer to the exhibits attached to the registration statement for copies of the actual contract or document mentioned. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and registration statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

                            mPhase Technologies, Inc.

                   Index to Consolidated Financial Statements


                                                                                              Page
                                                                                              ----
Report of Schuhalter, Coughlin & Suozzo, LLC                                                       F-2

Consolidated Balance Sheet as of June 30, 1998 and
  March 31, 1999 (Unaudited)                                                                  F-3, F-4

Consolidated Statement of Operations From the Company's Inception, October 2,
   1996 through June 30, 1997 and December 31,1998 (Unaudited) and for the year
   ended June 30, 1998 and the nine months ended March 31, 1999 (Unaudited)                  F-5 - F-6

Consolidated Statement of Changes in Stockholder's Deficit From Inception,
   October 2, 1996 through June 30, 1997 and for the year ended June 30, 1998
   and the nine months ended March 31, 1999 (Unaudited)                                  F-7, F-8, F-9

Consolidated Statement of Cash Flows From the Company's Inception, October 2,
   1996, through June 30, 1997 and March 31, 1999 (Unaudited) and for the - year
   ended June 30, 1998 and the nine months ended March 31, 1999 (Unaudited)             F-10

Notes to Consolidated Financial Statements                                              F-11


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






To the Board of Directors and Stockholders of mPhase Technologies, Inc.

We have audited the accompanying balance sheets of mPhase Technologies, Inc. as of June 30, 1998 and the related statements of operations, changes in stockholders' equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

The Company is in the development stage as of June 30, 1998. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its present and future obligations and sustain its operations. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                   /s/ Schuhalter, Coughlin & Suozzo, LLC
                                   ---------------------------------------------
                                       Schuhalter, Coughlin & Suozzo, LLC

Raritan, New Jersey
January 28, 1999
                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                           Consolidated Balance Sheet



                                                        June 30,                  March 31,
                                                          1998                       1999
                                                     ------------                -----------
                                                                                  (Unaudited)
ASSETS

Cash and equivalents                                 $       --                  $   122,479
Stock subscriptions receivable                               --                      375,000
Prepaid expenses                                           16,000                     19,400
Deposits                                                     --                        7,415
Deferred offering costs                                      --                       52,673
Equipment used in research and development, less
  accumulated depreciation of $29,427 and $58,516          59,115                     94,260
Marketing equipment, less accumulated depreciation
 of $5,268 and $11,056                                     16,350                     22,305
Patents and licensing rights, at cost, less
 accumulated amortization of $46,534 and $202,000       1,084,492                    916,690
Organization costs, less accumulated amortization
 of $187 and $286                                             468                      1,089
Note receivable - unconsolidated subsidiary, net
 of $150,000 bad debt reserve                                --                         --
Goodwill, less accumulated amortization of
 $0 and $74,956                                           998,085                    923,229
                                                     ------------                -----------

    TOTAL                                               2,174,510                  2,534,540
                                                     ------------                -----------
                                                     ------------                -----------


      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Cash overdraft                                              8,432                       --
Accounts payable                                        1,706,584                  1,169,977
Accrued expenses                                          638,554                    652,083
Due to affiliates                                         525,729                  1,355,454
Deferred revenue                                             --                       40,000
Loan(s) payable                                           210,000                    228,900
                                                     ------------                -----------

      TOTAL LIABILITIES                                 3,089,299                  3,446,414

STOCKHOLDERS DEFICIT

Common stock, no par value, 50,000,000 shares
 authorized 13,579,711 shares issued and
 outstanding at June 30, 1998 and 17,479,043
 shares issued and outstanding at
 March 31, 1999 (unaudited)                             4,215,489                  8,579,136
Deficit accumulated during development stage,
 subsequent to recapitalization effective
 October 2, 1996                                       (5,122,305)                (9,483,037)
 Treasury Stock, 13,750 shares at cost                     (7,973)                    (7,973)
                                                     ------------                -----------

TOTAL STOCKHOLDERS' DEFICIT                              (914,789)                  (911,874)
                                                     ------------                -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT    $  2,174,510                $ 2,534,540
                                                     ------------                -----------
                                                     ------------                -----------



The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                      Consolidated Statement of Operations


                                                                                   From
                                                                                 October 2,
                                                                                   1996
                                                                                 (Date of            For the
                                                                                 Inception)            Year
                                                                                    to                Ended
                                                                                  June 30,           June 30,
                                                                                   1997               1998
                                                                                ----------         ----------


TOTAL REVENUE                                                                  $       --          $       --
                                                                               ------------          ----------

COSTS AND EXPENSES
  Research and development (including $109,646
    and $101,240 for the periods ended
    June 30, 1997 and 1998 respectively and
    $458,026 for the period ended                                                   192,502           2,297,282
    March 31, 1999 incurred with affiliate)
  Licensing fees, including $450,000 for the
    period ending June 30, 1998 incurred
    with affiliate                                                                   37,500             450,000
  General and administrative (including $223,488
    and $61,131 for the period ended June 1997 and 1998 respectively, and
    $90,000 for the period ended March 31, 1999 incurred
    with affiliate)                                                                 540,722           1,109,801
  Depreciation and amortization                                                      10,522              29,131
  Stock based compensation                                                             --               150,000
  Interest expense                                                                     --                  --
                                                                               ------------          -----------

      TOTAL COSTS AND EXPENSES                                                     (781,247)         (4,036,214)
                                                                               ------------          ----------
      NET (LOSS) FROM OPERATIONS                                               $   (781,246)         (4,036,214)
                                                                               ------------          ----------

      LOSS FROM UNCONSOLIDATED SUBSIDIARY
        INCLUDING $150,000 RESERVE FOR BAD DEBT                                        --              (304,845)
                                                                               ------------          ----------

      NET (LOSS)                                                               $   (781,246)        $(4,341,059)
                                                                               ------------          ----------
                                                                               ------------          ----------
      BASIC LOSS PER COMMON SHARE                                              $      (.100)        $     (.465)
                                                                               ------------          ----------
                                                                               ------------          ----------
      COMMON SHARES OUTSTANDING                                                   7,806,457           9,336,340
                                                                               ------------          ----------
                                                                               ------------          ----------
      DILUTED LOSS PER COMMON SHARE                                            $      (.068)        $     (.313)
                                                                               ------------          ----------
                                                                               ------------          ----------
      COMMON SHARES AND EQUIVALENTS OUTSTANDING                                  11,481,457          13,883,185
                                                                               ------------          ----------
                                                                               ------------          ----------



The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
               Consolidated Statement of Operations - (Continued)




                                    From
                                  October 2,
                     For the        1996
                      Nine        (Date of
                     Months       Inception)
                     Ended           to
                   March 31,      March 31,
                     1999           1999
                 -----------   -----------
                  (Unaudited)   (Unaudited)
                 $      --     $     --
                 -----------   -----------





                   2,290,005     4,779,789


                        --         487,500





                   1,017,231     2,667,754
                     248,721       288,374
                     783,875       933,875
                      20,900        20,900
                 -----------   -----------
                  (4,360,732)   (9,178,192)
                 -----------   -----------
                  (4,360,732)   (9,178,192)
                 ------------  -----------

                        --        (304,845)
                 -----------   -----------
                 $(4,360,732)  $(9,483,037)
                 -----------   -----------
                 -----------   -----------
                 $     (.291)
                 -----------
                 -----------
                  14,960,531
                 -----------
                 -----------
                 $     (.192)
                 -----------
                 -----------
                  22,761,126
                 -----------
                 -----------



The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
           Consolidated Statement of Changes in Stockholders' Deficit
      From July 1, 1996 to June 30, 1998 and December 31, 1998 (Unaudited)


                                       Number         Common     Treasury
                                     of Shares        Stock        Stock         (Deficit)        Total
                                    ---------        ---------   ---------      -----------    -----------
Balance, July 1, 1996,
 as previously
 reported                           9,876,800    $   389,291   $    --        $  (671,039)    $  (281,748)
Conversion of Loans
 Payable to Common
 Stock                              1,500,000          5,000        --              --           75,000
Conversation of
 Accounts Payable
 to Common Stock                       27,465          6,866        --              --            6,866
One-for-Ten Reverse
 Common Stock Split               (10,263,838)           --         --              --             --
Assignment of
 Certain Assets and
 Liabilities of
 Prior Tecma
 Laboratories, Inc.
 to TLI Industries,
 Inc. and Spin-off
 of 100% of TLI
 Industries Common
 Stock to
 Shareholders, net
 of $46,990 Loss
 from Discontinued
 Operations and
 Dividend of $11,404                     --              --           --           133,332        133,332
                                    ---------         ---------   --------      ----------    -----------
Subtotal                            1,140,427          471,157        --          (537,707)       (66,550)
                                    ---------         ---------   ---------     -----------    -----------

Issuance of Common
 Stock in
 Consideration for
 100% of the Common
 Stock of Lightpaths,
 Inc                                6,600,000           66,550        --             --           66,550

Elimination of
 Predecessor Retained
 Deficit in
 Recapitalization                        --           (537,707)       --          537,707           --
                                    ----------        ----------    ---------     -----------    -----------

Balance as Restated
 for Recapitalization,
 Effective for
 October 2, 1996
 (Date of Inception
 for Lightpaths, Inc.)              7,740,427        $    --       $    --       $      --      $    --
                                    ----------        ----------     ---------     ------------  ------------



   The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
     Consolidated Statement of Changes in Stockholders' Deficit (Continued)
      From July 1, 1996 to June 30, 1998 and December 31, 1998 (Unaudited)


                               Number        Common       Treasury
                             of Shares       Stock          Stock        (Deficit)        Total
                            ----------   -----------     -----------    -----------    -----------
Balance, as Restated         7,740,427   $      --            --             --            --

Issuance of Common
 Stock, in Private
 Placement Transactions,
 Net of Offering Costs
 of $138,931                   594,270       758,474          --             --          758,474

Net (Loss) for the
 Year                             --     $      --     $      --      $  (781,246)   $  (781,246)
                            ----------   -----------   -----------    -------------  ------------

Balance, June 30,
 1997                        8,334,697       758,474          --         (781,246)       (22,772)
                            ----------   -----------   -----------    -------------  ------------

Issuance of Common
 Stock, Net of
 Offering Costs
 of $205,203                 2,195,014     1,472,015          --             --        1,472,015

Issuance of Common
 Stock for Services            300,000       150,000          --             --          150,000

Issuance of Common
 Stock in Connection
 with investment in
 Subsidiary                    250,000       125,000          --             --          125,000

Repurchase of 13,750
 Shares of Common
 Stock at Cost                    --            --          (7,973)          --           (7,973)

Issuance of common
 stock in
 consideration for
 100% of the common
 stock of Microphase
 Telecommunications,
 Inc                         2,500,000     1,710,000          --             --        1,710,000

Net loss for the year             --            --            --       (4,341,059)    (4,341,059)
                            ----------   -----------   -----------    -----------    -----------
Balance, June 30,
 1998                       13,579,711   $ 4,215,489   $    (7,973)   $(5,122,305)   $  (914,789)
                            ----------   -----------   -----------    -----------    -----------



The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
     Consolidated Statement of Changes in Stockholders' Deficit (Continued)
        From July 1, 1996 to June 30, 1998 and March 31, 1999 (Unaudited)



                             Number         Common      Treasury
                           of Shares         Stock         Stock       (Deficit)         Total
                           ---------        -------     ---------      ---------        -------
Balance, July 1,1998      13,579,711   $ 4,215,489   $    (7,973)   $(5,122,305)   $  (914,789)

Issuance of common
 shares for services
 (unaudited)                 549,332       869,290          --             --          869,290

Issuance of common
 stock net of offering
 costs of $184,065
 (unaudited)               3,350,000     3,494,357          --             --        3,494,357

Net loss for nine
 months ended
 March 31, 1999
 (unaudited)                    --            --            --       (4,360,732)    (4,360,732)
                          ----------     ---------        ------     ----------       --------

Balance, March 31,
 1999 (unaudited)         17,479,043     8,579,136        (7,973)    (9,483,037)      (911,874)
                          ----------     ---------        ------     ----------       --------
                          ----------     ---------        ------     ----------       --------



The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                       Consolidated Statement of Cash Flow



                                                       From
                                                     October 2,
                                                       1996
                                                     (Date of     For the
                                                     Inception)  Year Ended
                                                       June 30,    June 30,
                                                        1997        1998
                                                 -----------    -----------
 Cash Flow Used In Operating Activities:
  Net (Loss)                                     $  (781,246)   $(4,341,059)
  Adjustments to reconcile net (loss) to net
   cash (used in) operating activities:
    Depreciation and Amortization                     10,522         41,467
    Depreciation of research and
      development equipment                            2,053         27,374
    Interest expense                                    --             --
    Loss on unconsolidated subsidiary                   --          304,845
    Stock based compensation                            --          150,000
  Changes in assets and liabilities:
   (Increase) Decrease in deposits                      --             --
   (Increase) Decrease in prepaid expenses            (6,705)        (9,295)
   Increase in accounts payable                       86,297      1,620,387
   Increase in accrued expenses                      227,197        452,180
   Increase in due to affiliate                      425,766         78,294
   Increase in deferred revenue - license fee           --             --
   Increase in cash overdraft                           --            8,432
   Increase in receivables from subsidiary              --         (150,000)
                                                 -----------    -----------

      Net cash (used in) operating activities       (450,216)    (1,817,375)
                                                 -----------    -----------
Cash Flow Used in Investing Activities:
  Investment in organizational costs                 (54,110)          --
  Investment in licensing rights                        (655)          --
  Investment in fixed assets                         (80,906)       (29,254)
  Investment in unconsolidated subsidiary               --             --
                                                 -----------    -----------

      Net cash (used in) investing activities       (135,641)       (29,254)
                                                 -----------    -----------
Cash Flow From Financing Activities:
  Proceeds from loan                                    --          210,000
  Proceeds from issuance of common stock, net
   of offering costs of $138,931, $205,203
   and $184,065                                      747,674      1,482,815
  Repurchase of Treasury stock at cost                  --           (7,973)
                                                 -----------    -----------
     Net cash provided by financing activities       747,674      1,684,842
                                                 -----------    -----------
Net Increase (Decrease)in Cash                       161,787       (161,787)

Cash, Beginning of Period                               --          161,787
                                                 -----------    -----------

Cash, End of Period                              $   161,787    $      --
                                                 -----------    -----------
                                                 -----------    -----------



The accompanying notes are an integral part of these financial statements.

                    mPHASE TECHNOLOGIES, INC.
                Formerly Tecma Laboratories, Inc.
                  (A Development Stage Company)
        Consolidated Statement of Cash Flow - (Continued)


                                      From
                                   October 2,
                      For the     For the 1996
                        Nine      (Date of
                       Months     Inception)
                        Ended         to
                      March 31,    March 31,
                        1999         1999
                  -----------     -----------
                    (Unaudited)   (Unaudited)

                  $(4,360,732)    $(9,483,037)


                      248,721         300,710

                       29,089          58,516
                            -               -
                            -         304,845
                      783,875         933,875

                       (7,415)         (7,415)
                       (3,400)        (19,400)
                     (564,950)      1,135,886
                       13,529         692,906
                      679,725         769,785
                       40,000          40,000
                            -           8,432
                            -        (150,000)
                  -----------     -----------
                   (3,128,406)     (5,395,997)
                  -----------     -----------

                         (720)        (54,830)
                            -            (655)
                            -        (186,137)
                            -               -
                  -----------     -----------
                      (76,697)       (241,622)
                  -----------     -----------

                            -         210,000


                    3,327,582       5,558,071
                            -          (7,973)
                  -----------     -----------
                    3,327,582       5,760,098
                  -----------     -----------
                      122,479         122,479

                            -               -
                  -----------     -----------

                  $   122,479     $   122,479
                  -----------     -----------
                  -----------     -----------




The accompanying notes are an integral part of these financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)


NOTE 1 -  LOSSES DURING THE DEVELOPMENT STAGE:

The Company and its predecessor corporation, discussed in Notes 2 and 3 below, have recorded operating losses since inception, totaling $5,840,334 through June 30, 1998 which represents $718,029 operating losses by the predecessor and $5,122,305 by the Company since the recapitalization.

Management plans to raise additional capital, primarily through the issuance of common stock, until successful operations are obtained and the Company is no longer in the development stage.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to underwrite the Company's development stage through completion will provide the necessary financial requirements which in turn will provide the opportunity for the Company to continue as a going concern.

NOTE 2 -        ORGANIZATION AND NATURE OF BUSINESS:

The Company and its predecessor corporation was organized in the State of New Jersey in December, 1979 under the name Tecma Laboratories, Inc. On April 7, 1997, the Company amended its certificate of incorporation and changed its name to Lightpaths TP Technologies, Inc. On June 2, 1997, the Company amended the certificate of incorporation and changed its name to mPhase Technologies, Inc.

The predecessor corporation was a development stage company primarily engaged in research, development and the exploitation of certain products in the medical and health care field. Since the recapitalization discussed in Note 3, the Company is still in the development stage. The present activities of the Company are focused on the completion of its proprietary Traverser(TM) Digital Data Delivery System utilizing existing twisted pair copper wire infrature in "plain old telephone systems" or "POTS".

NOTE 3 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. These include mPhase Technologies, Inc. (formerly Lightpaths, Inc.), a Delaware corporation, formed on October 2, 1996; which is the effective date of inception for the Company as the historical financial statements are those of mPhase Technologies, Inc. as the transaction is accounted for as a recapitalization of mPhase Technologies, Inc. Additionally, the predecessor Company formed another wholly owned subsidiary called TLI Industries, Inc. on January 29, 1997, shares of which were spun off to the stockholders of the Company, effective March 31, 1997, after transferring certain assets and liabilities, primarily fixed assets, patents and shareholder loans. Effective for the period beginning July 1, 1998, these also include Microphase Telecommunications, Inc. ("Microtel"). The liabilities in excess of basis, and therefore the resultant gain on the disposal of discontinued operations reduced by the loss from this discontinued operation through March 31, 1997, was treated as a decrease of the accumulated deficit prior to the recapitalization.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

The consolidated financial statements do not include an affiliate (see Note 5 Related Party Transactions) which the Company has been dependent upon for facilities and technological assistance (see also Note 3).

Schedule of NonCash Investing and Financing Activities:


                                           From
                                         October 2,                For the
                                            1996       For the      Nine
                                         (Date of       Year        Months
                                         Inception)     Ended       Ended
                                          to June 30,   June 30,   March 31,
                                            1997         1998        1999
                                           --------   ----------   --------
                                                                  (Unaudited)
  Accounts payable assumed in the
  reverse acquisition of Lightpaths, Inc.  $ 66,500
                                           --------
                                           --------
  Common stock issued in connection with
  investment in subsidiary                             $ 125,000
                                                      ----------
                                                      ----------
  Common stock issued for services

   Charged to operations                               $ 150,000     $783,875
                                                      ----------     --------
                                                      ----------     --------

   Charged to common stock                                           $ 85,415
                                                                     --------
                                                                     --------
  Common stock issued for reduction of
    accounts payable                                                 $ 27,983
                                                                     --------

  Common stock issued in connection with
  the acquisition of Microphase
  Telecommunications, Inc.                            $1,710,000
                                                      ----------
                                                      ----------
  Other Supplemental Cash Flow Information:

  Interest paid                            $      0   $        0     $  2,000
                                           --------   ----------     --------
                                           --------   ----------     --------



Property and Equipment:

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of five years.

Research and Development:

Research and development costs are charged to operations as incurred.

Income Taxes:

Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes.

Dependence:

The Company is dependent on an affiliated company for facilities and technological assistance. (See Note 5 - Related Party Transactions). The Company is also dependent on a co-patent holder, a research institute affiliated with Georgia Tech University. This institute presently has the most significant commitment of the Company. (See Note 6)
                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)



Effect of Uncertainty of Affiliate:

The affiliated companies for which the Company's depended on have not been audited. Management has indicated that the affiliated companies have fiscal uncertainties which question their ability to continue as a going concern. No liabilities have been recorded in these financial statements for this uncertainty.

Financial Instruments:

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires the use of management's estimates.

The following methods and assumptions were used by the Company to estimate fair values of financial instruments as discussed herein:

Cash and equivalents:

The carrying amount approximates fair value because of the short period of maturity.

Receivables from and Payables to Affiliates:

The carrying amount approximates fair value because the Company anticipates either repayment or offsets in the current period.

Marketing Expenses:

Marketing expenses are charged to Operations as incurred. Included in General and Administrative expenses is $85,941 and $118,858 of marketing expenses for the periods ended June 30, 1997 and 1998 respectively.

Licensing Rights:

Licensing rights are recorded at cost including $51,555 acquired in the acquisition of Lightpaths, Inc. and are being amortized over the license period of sixty months.

Equity Method:

The investment in a corporation in which the company has a 41.724% interest is carried at cost, adjusted for the corporation's proportionate share of their undistributed earnings or (loss).

Loss per Common Share

For the period ended June 30, 1997, and all periods subsequent thereto, the Company adopted FASB 128 Statements of Financial Accounting Standards No. 128, "Earnings Per Share," to compute earnings per share. Basis EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. EPS from inception to date at March 31, 1999 is computed as if all these shares were outstanding for all periods presented.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)


Intangible Assets:

Intangible assets are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years for patents and copyrights and ten years for goodwill. At June 30, 1998, the Company had capitalized $1,131,026 for patents and copyrights and $998,085 for goodwill, primarily in connection with its purchase of "Microtel" pursuant to APB16.

Amortization expense was $10,133, $24,252 and $230,422 for the years ended June 30, 1997 and 1998 and the nine months ended March 31, 1999.

Long-Lived Assets

In March, 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" which states that whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles are to be disposed of, they should be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also established the procedures for review of recoverability and measurement of impairment, if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The Company adopted SFAS No. 121 for the year ended June 30, 1997, and all periods subsequent thereto. The carrying value of assets of the Company have not been affected by this statement.

Stock-Based Compensation:

The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for "Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of the Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. As such, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

Purchase of Subsidiary

In June, 1998, the Company issued 2,500,000 post reverse split shares in exchange for all of the issued and outstanding shares of Microphase Telecommunications, a Delaware corporation. The transaction is an acquisition accounted for as a purchase of Microphase Telecommunications, Inc. pursuant to APB 16. The excess (approximately $998,085) of the total acquisition cost over the recorded value of assets acquired was allocated to goodwill and will be amortized over ten years effective July 1, 1998. Pursuant to the agreement of merger, Microphase Telecommunications has become a wholly owned subsidiary. As such, the Company will no longer be subject to the licensing fee for technology development and transfer discussed in Note 6. The agreement of merger further provides for the payment of a 3% royalty on the net sales of mPhase Technologies, Inc. to be paid to Microphase Corporation, an affiliate. The agreement also provides that the Company shall receive from Microphase Corporation a 3% royalty on the net sales of digital subscriber line components.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

Condensed financial information for the corporation immediately before the acquisition is as follows:


                                                                     June 30,
Balance Sheet                                                          1998
-------------                                                       ---------
Assets:

Patents, net of $12,336 accumulated amortization                    $ 131,830
                                                                    ---------
      Total Assets                                                  $ 131,830
                                                                    ---------
                                                                    ---------

Liabilities Due to Affiliates                                       $ 286,169

Common stock                                                            1,000

Retained Deficit                                                     (155,339)
                                                                    ---------
Total Liabilities and Shareholders Deficit                          $ 131,830
                                                                    ---------
                                                                    ---------

                                                                    For the
                                                                      Year
                                                                     Ended
                                                                    June 30,
Summary of Statement of Operations                                    1998
                                                                   ---------
Revenues - including

Licensing fees from M-Phase Technologies, Inc.                      $ 457,500

Expenses                                                              400,551
                                                                    ---------
Operating Income                                                       72,288

Gain on sale of patents and license rights                            366,650
                                                                    ---------
Net Income                                                          $ 438,938
                                                                    ---------
                                                                    ---------


                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

Investment in Unconsolidated Subsidiary

On July 31, 1997 the Company and or its designates, agreed to purchase up to a 50% interest in Complete Telecommunications, Inc., together with Global Music and Medica, Inc., a Tennessee corporation, a transaction which was memorialized in an October 27, 1997 license agreement. Complete was intended to be a local cable provider and a marketing vehicle for the Company's technology in certain markets in the United States. The October 27th licensing agreement with Complete, provided Complete certain rights of distribution in the continental United States for mPhase technology for $2,000,000, the terms of which were $300,000 cash and $1,700,000 to be paid upon the receipt by Complete of a proposed financing ranging from $3,000,000 to $5,000,000 pursuant to a memo of understanding between the Company and Global dated April 30, 1997.

The Company has an interest in a corporation, Complete Telecommunications, Inc. which is involved in marketing the Company's technology. The investment is accounted for using the equity method and represents a 41.724% ownership in the subsidiary. The Company's accumulated deficit in the unconsolidated loss of the corporation included in retained deficit at June 30, 1998 amounted to $304,845.

Unaudited condensed financial information of the unconsolidated subsidiary is as follows:


          Balance Sheet                              June 30, 1998
          -------------                              -------------
          Assets:

          Licensing fee, Net of $300,000
           accumulated amortization                    $       0

          Pre-organizational costs, net of
          $120,908 of accumulated amortization           211,081
                                                       ---------

          TOTAL ASSETS                                 $ 211,081
                                                       ---------
                                                       ---------

          Liabilities, including $150,000
          note payable to mPhase                         641,704

          Common stock                                   300,000

          Retained Deficit                              (730,623)
                                                       ---------
          TOTAL LIABILITIES AND SHAREHOLDERS DEFICIT   $ 211,081
                                                       ---------
                                                       ---------
          Summary of Statement of Operations         June 30, 1998
          ----------------------------------         -------------

          Revenues                                     $       0

          Expenses                                      (730,623)
                                                       ---------
          NET LOSS                                     $(730,623)
                                                       ---------
                                                       ---------


                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

NOTE 4 -  COMMON STOCK:

Prior to June 30, 1989 the predecessor corporation issued 8,800,200 shares of common stock for aggregate consideration of $222,093, after giving effect for a stock split of 600 for 1 on September 1, 1987.

During 1988 the predecessor corporation entered into an Underwriting Agreement with First Nutley Securities, Inc. for the proposed sale of its securities. The underwriter agreed to sell 600,000 units to the public on a "best efforts, 250,000 unit or more" basis as to the first 250,000 units, and a "best efforts basis" as to the remaining 350,000 Units at a price to the public of $1.00 per unit. Each unit consisted of four shares of common stock, no par value, four Class A redeemable common stock purchase warrants, and four Class B redeemable common stock purchase warrants. Each Class A warrant and Class B warrant had entitled the holder to purchase one share of common stock at a purchase price of $.50 and $1.00 per share for a two and three year period respectively, after the offering. The terms of the Class A and Class B warrants were extended to February 13, 1997 and February 13, 1998 respectively and are now expired. Prior to their expiration 4,400 net warrants for a like amount of common shares were exercised for consideration of $2,125.

On July 20, 1989 the unit public offering was completed, 256,050 units were issued, and the Company received $206,062 which was net of certain expenses of the sale and offering costs of $49,988, and after giving effect to deferred offering costs it had previously recorded of $53,015, generated net proceeds to the Company of $153,048. Concurrently, the predecessor corporation issued 102,440 warrants to the underwriter for $.00025 per warrant and received $25.

During the six months ended December 31, 1995 the predecessor corporation issued 48,000 shares for aggregate consideration of $12,000.

Prior to recapitalization due to the reverse acquisition discussed in Note 3, the Company issued 1,500,000 and 27,465 shares of stock in cancellation of $75,000 of loans and $6,866 of accounts payable respectively, bringing the aggregate shares to 11,404,270.

The Company effected a one-for-ten reverse split for the shares above, effective March 31, 1997.

The Company issued 6,600,000 post reverse split shares in connection with the reverse acquisition of Lightpaths, Inc. discussed in Note 3.

In June of 1997, the Company issued 594,270 post reverse split shares for 897,405, which net of offering costs of $138,931, generated net proceeds of $758,474 to the Company. Included in the net proceeds was a stock subscription of 10,800 which was collected in early July, 1997.

In October, 1997, the Company issued 250,000 shares in connection with its investment in an unconsolidated subsidiary valued at $125,000 considering the Rule "144" restrictions to which they were subject.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

During the year ended June 30, 1998, the Company issued 2,195,014 post reverse split shares for $1,677,218, which net of offering costs of $205,203, generated net proceeds of $1,472,015 to the Company.

During the year ended June 30, 1998, the Company issued 250,000 shares valued at $125,000 in connection with an investment in subsidiary.

During the year ended June 30, 1998, the Company issued 300,000 shares, valued at $150,000, considering the Rule "144" restrictions which they were subject to, and charged the same to stock based compensation in the statement of operations.

On June 25, 1998, the Company issued 2,500,000 shares, valued at $1,710,000 in consideration for 100% of the common stock of Microphase Telecommunications, Inc.

During the nine month period ended March 31, 1999, the Company issued 410,000 shares, valued at $828,540, considering the Rule "144" restrictions which they were subject to, and charged $783,875 to stock based compensation in the statement of operations and $85,415 to common stock.

During the period ended March 31, 1999, the Company issued 54,332 shares valued at $40,750 for services.

During the period ended March 31, 1999, the Company issued 3,115,000 shares for $3,197,416, which net of offering costs of $132,666, generated net proceeds of $3,064,750 to the Company.

During the period ended March 31, 1999, the Company issued 235,000 shares for $587,000 which included a $375,000 stock subscription collected in April, 1999 net of offering costs of $51,399, generated net proceeds of $536,101 to the Company.

RESERVED SHARES:

On August 15, 1997, the Board of Directors authorized the grant of options to purchase 3,675,000 shares of the Company's common stock at $1.00 per share, including grants to purchase 3,000,000 shares of the Company's common stock to officers and directors, upon the approval and implementation of a stock option plan. No compensation was charged to expense as the grant price approximates the fair market value of the options considering the Rule "144" restrictions on the shares if exercised during the period. No shares have been exercised under these grants. During the year ended June 30, 1998, the Company terminated an employee for cause, which under the terms of the Company's stock option plan voided a grant of options to purchase 750,000 shares at $1.00 per share. The effect of such was to reduce the options outstanding from 3,675,000 to 2,925,000. During the period ended March 31, 1999, the Company also issued options to purchase an additional 2,648,750 shares of the Company's common stock at $1.00 per share, bringing the total to 5,573,750 of such options.

During the nine month period ended March 31, 1999, the Company issued options to purchase 80,000 shares of the Company's common stock at $1.50 per share, and 50,000 shares of the Company's common stock at $2.00 per share.

During the period ended March 31, 1999, the Company issued 1,621,845 warrants to purchase one share of common stock at a price of $0.75 per share, exercisable for five years from the date of issuance. These warrants are callable by the Company if the trading price of the common stock traded on the exchange in which the Company is listed remains over $5.00 per share for a specified period of time.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)


During the nine month period ended March 31, 1999, the Company also issued 400,000 warrants to purchase one share of common stock at a price of $1.00 per share, exercisable for five years from the date of issuance. These warrants are callable by the Company is the trading price of the common stock traded on the exchange in which the Company is listed remains over $5.00 per share for a specified period of time.

During the nine month period ended March 31, 1999, the Company issued 25,000 warrants on September 15, 1998 to purchase one share of common stock at a price of $1.06 per share, and 50,000 warrants on September 15, 1998 to purchase one share of Common Stock at a price of $2.4375 exercisable for five years from the date of issuance. These warrants are callable by the Company if the trading price of the common stock traded on the exchange in which the Company is listed remains over $5.00 per share for a specified period of time.

NOTE 5 -  RELATED PARTY TRANSACTIONS:

The management of the Company are also employees of an affiliated Company which have recorded material transactions with the Company. The Company's management is in a position to, and in the future may, influence future operations of the Company for the benefit of other companies that are under their control.

During the period ended June 30, 1997, the Company advanced $164,000 and $250,000 to companies then under common control. Additionally, the Company agreed to reimburse another affiliate $383,266 for research and development expenses as well as certain marketing expenses and $42,500 for other costs including licensing fees and facilities and administrative services discussed in
Note 6. The Company has agreed in principle to have a convertible option to convert its $164,000 account receivable to equity in that affiliate.

On August 15, 1997 the Board of Directors of the Company and the Board of Directors of the affiliates agreed to permit the right of offset for the above advances against the liability of the affiliate discussed in Note 6.

On October 27, 1997, the Company, in connection with a planned joint venture licensing agreement discussed in Note 3, became the 41.724% owner in an unconsolidated subsidiary which included the investment of $300,000 and 250,000 shares of common stock valued at $125,000. Additionally, the Company advanced $150,000 in the form of a note receivable bearing interest of 12% and due within one year. No interest income was recorded in the statement of operations as the unconsolidated subsidiary has failed to make any payments under the note. The proposed joint venture partner in the unconsolidated subsidiary has continually failed to raise and contribute its originally planned equity contributions to the unconsolidated subsidiary and commenced an action against the Company and the Company is presently negotiating a proposed revised licensing agreement with the co-owners of the subsidiary.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)


During the period ended June 30, 1998, the "CTI" subsidiary is not consolidated in these financial statements as management of the Company does not believe it had effective control of the subsidiary.

During the period ended June 30, 1997, the Company paid $95,141 in offering costs to a securities firm owned by a director, and during the period ended June 30, 1998 the Company incurred offering costs with the same firm totaling $153,999; of which $134,638 remained due and was included in accounts payable and accrued expenses at June 30, 1998.

The licensing fees paid by the Company, discussed in Note 6, were paid to an affiliate. The acquisition, pursuant to an agreement dated June 25, 1998, discussed in Note 2, was of the same affiliate the licensing fees were previously paid to and this company was acquired from another affiliate the Company will be obligated to pay a 3% royalty to on revenues from the Company's proprietary TRAVERSER(TM) Digital Video Data Delivery System.

During the nine month period ended March 31, 1999 the Company paid $90,000 in administrative reimbursements, and $360,000 for technical assistance to Microphase Corporation.

NOTE 6 -  COMMITMENTS AND CONTINGENCIES:

On February 15, 1997 the Company entered into a Technology, Patent and Trademark License Agreement with Microphase Telecommunications, Inc., an affiliated Company. The agreement permits the Company to utilize the patent and trademark technology of Microphase Telecommunications, Inc. under a licensing arrangement with payments as follows:

(1) a one time non-refundable payment of $37,500 which the Company has recorded as a license agreement in the Balance Sheet.

(2) Minimum annual royalties, based upon sales of the Company at rates of ten (10%) percent on the first $1,000,000 of sales; nine (9%) percent for sales between $1,000,001 and $5,000,000; eight (8%) percent for sales between $5,000,001 and $10,000,000; seven (7%) percent for sales between $10,000,001 and $20,000,000; and six (6%)percent for sales above $20,000,000 per year. Regardless of the Company sales, the Company has agreed to pay $50,000, $250,000 and $500,000 as a minimum payment in years one, two and three and additionally, $1,000,000 every year thereafter.

(3) The Company also agreed to make payments of $37,500 per month, starting June 1, 1997 and during the life of the Agreement, which in periods where no royalties are earned, can be applied to the minimum royalty above, for technology development and transfer. The Agreement is for the life of the trademark and patented items, which have been applied for and are expected to be seventeen years. During the period ended June 30, 1997, $37,500 has been charged to expense under this Agreement.

On May 1, 1997 the Company entered into an agreement with Microphase Corporation, an affiliate with common yet unidentical ownership, whereby the Company will use office space as well as the administrative services of the Company including the use of accounting personnel. This Agreement is for $5,000 per month and is on a month to month basis. During the period ended June 30, 1997, $10,000 has been charged to expense under this Agreement.

The predecessor corporation had previously abandoned its Bridgewater, New Jersey facility and has claimed no obligation for rent under a lease which has since expired during the current period. The Company has recorded $54,250 for unpaid rent under this Agreement and the same is included in accounts payable at June 30, 1997. Management believes it will have no obligation under this lease and if it is found otherwise, believes such obligation will be less than the amounts recorded in the financial statements.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

The Company has entered into various agreements with Georgia Tech Research Corporation, GTRC, a Company affiliated with Georgia Tech Research Institute, located in Atlanta, Georgia, pursuant to which the Company receives technical assistance in developing the commercialization of its digital video and data system. If and when sales commence utilizing this particular technology, the Company will be obligated to record and pay to GTRC a royalty of net sales of 3% to 5%, determined by mutual agreement on a product by product basis.

The dollar amount incurred by the Company of GTRC for technical assistance with respect to its Research and Development activities during the year ended June 30, 1998 totaled $2,100,644 and included in accounts payable at June 30, 1998 is $1,310,062 to GTRC. For the nine months ended March 31, 1999, $1,800,042 of research and development expenses were incurred with GTRC and $842,027 was included in accounts payable to GTRC at March 31, 1999.

In June, 1998, the Company was advised by Global Music & Media, Inc., a Tennessee Corporation, and a major shareholder in the Company's unconsolidated subsidiary, Complete Telecommunications, Inc. that they may be subject to suit for an alleged breach of contract of an April 30, 1997 agreement, and subsequently a suit was filed. The suit alleges Global was given the exclusive right to market mPhase Technology as well as television programming and related services. The Company believes the April 30, 1997 agreement was never intended to give exclusive rights to its technology; the April 30, 1997 agreement was superseded by the October 27, 1997 agreement with respect to which Global and a related Company has defaulted under its obligations and clearly does not provide for exclusivity. Accordingly, the Company considers the suit meritless and intends to vigorously defend its position.

NOTE 7 -  CORPORATE INCOME TAXES:

No provision has been made for corporate income taxes due to cumulative losses incurred. The Company has available unrealized tax benefits of approximately $1,935,000 in the form of net operating loss carryforwards of approximately $5,221,200 for federal income tax purposes and $5,025,200 for state income tax purposes to reduce future taxable income.

The Company has recognized these tax benefits as a deferred tax asset subject to a 100% valuation allowance since it is uncertain whether or not these tax benefits will be realized.

As of June 30, 1998 these losses expire as follows:


                                              Federal            State
                                              -------            ------
          June 30, 1998 through 2005       $        0          $5,025,200
          June 30, 1999 and 2000              175,000                   0
          June 30, 2001 thru 2005              47,000                   0
          June 30, 2006                        76,000                   0
          June 30, 2007                        48,000                   0
          June 30, 2008                        75,000                   0
          June 30, 2009                        73,000                   0
          June 30, 2010                        86,000                   0
          June 30, 2011                        85,600                   0
          June 30, 2012                       519,400                   0
          June 30, 2013                     4,036,200                   -
                                           ----------           ----------

          TOTAL:                           $5,221,200          $5,025,200
                                           ----------           -----------
                                           ----------           -----------


                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

NOTE 8 -  PROPERTY AND EQUIPMENT:

Property and equipment owned by the Company at June 30, 1997, June 30, 1998 and March 31, 1999 (Unaudited) as well as the estimated useful lives used in computing depreciation are as follows:


                                            June 30,        June 30,      March 31,
                                              1997           1998            1999
                                            --------        --------      ---------
                                                                         (Unaudited)
          Equipment used in research
          and development (5-7 years)        $ 66,906       $ 88,542       $ 152,776

          Marketing equipment (3-5 years)      14,000         21,618          33,361
                                             --------       ---------       ---------
               Subtotal                        80,906        110,160         186,137

          Less accumulated depreciation        (2,442)       (34,695)        (69,572)
                                             --------       ---------       ---------
               Net Total                     $ 78,464       $ 75,465         116,565
                                             --------       ---------       ---------
                                             --------       ---------       ---------




Depreciation expense for the period ended June 30, 1997, June 30, 1998 and March 31, 1999 (Unaudited) was $389, $4,879 and $18,299 respectively for administrative and marketing equipment and $2,053, $27,374 and $28,089, respectively, for equipment used in research and development.

NOTE 9 -  CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK:

In the course of the Company business, it has advanced monies to a supplier and a licensing agent in the technology industries. Furthermore, these are affiliated companies with limited history of operations.

These expose the Company to risk of loss of the amounts advanced should the supplier ultimately be unable to produce what the Company intends upon purchasing as well as risk of loss should the technology to be assigned encounters obsolescence prior to its utilization by the Company. Additionally, the Company may be exposed to off-balance sheet risk arising from potential claims should the technology or products create a liability in which the Company's counterparties may fail to satisfy their obligations.

The Company measures its exposure on a commitment by commitment basis. This risk can be effected by changes in geographic, industrial or other economic factors. To alleviate the potential for risk concentration, management has monitored the progress of the supplier as well as the status of technological advances and changes with its providers and within the industry itself.

                            mPHASE TECHNOLOGIES, INC.
                        Formerly Tecma Laboratories, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
              (Unaudited for the Nine Months Ended March 31, 1999)

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments are as follows:


                                    June 30, 1998          March 31, 1999
                                ----------------------  ---------------------
                                                              (Unaudited)
                                 Carrying      Fair      Carrying     Fair
                                  Amount       Value      Amount      Value
                               ---------     ---------   ---------   ----------
          Assets:

          Cash and
           Equivalents         $   -          $  -       $  122,479   $  122,479
          Stock Subscription
           Receivable              -             -       $  375,000   $  375,000

          Liabilities:
          Cash overdraft       $    8,432   $    8,432   $    -       $     -
          Accounts payable     $1,571,945   $1,571,945   $1,169,977   $1,169,977
          Accrued   expenses   $  638,554   $  638,554   $  652,083   $  652,083
          Due to Affiliate(s)  $    8,432   $    8,432   $1,355,454   $1,355,454
          Loans payable        $    -       $     -      $  228,900   $  228,900


NOTE 11 - YEAR 2000 ISSUES

Many computer systems and software programs, including several used by the Company may require modification and conversion to allow date code fields to accept dates beginning with the year 2000. Major system failures or erroneous calculations can result if computer system failures are not year 2000 compliant.

The Company is in the process of evaluating the computer systems they now have in use and does not anticipate a major undertaking to be compliant.

All costs associated with year 2000 compliance that have been incurred by the Company have been expensed and have not been capitalized. The overall cost to the Company of modifications and conversion for year 2000 compliance with relation to the financial statements taken as a whole is not material. The Company is advised by a substantial majority of its vendors of computer products upgraded to be year 2000 compliant, or will not be affected by the year 2000 problem. The Company's business could be materially adversely affected if the Company's computer-based systems are not year 2000 compliant in a timely manner, the Company incurs significant additional expenses pursuing year 2000 compliance, the Company's vendors do not timely provide year 2000 compliant products, or the Company is subject to warranty or other claims by the Company's clients related to product failures caused by the year 2000 problem.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act, as amended ("NJBCA"), provides that a corporation may indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. Under the NJBCA the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     With respect to any derivative action, mPhase is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

     mPhase may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met:

     (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
     (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
     (iii)by the stockholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If mPhase fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct mPhase to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

     Article IX of mPhase's Bylaws provides that mPhase shall indemnify any directors, officers, or agents to the full extent permitted by the NJBCA.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.


     Securities and Exchange Commission registration fee..........  $11,084.08
     Transfer Agent's fees and expenses ..........................          *
     Printing and engraving expenses..............................          *
     Legal fees and expenses......................................          *
     Blue sky fees and expenses...................................          *
     Accountants' fees and expenses...............................          *



     Miscellaneous................................................          *
                                                                    ---------
       Total Expenses.............................................  $       *
                                                                    ---------
                                                                    ---------


-----------------------
*  To be provided by amendment.


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, mPhase has issued and sold unregistered securities in the transactions described below.

SHARES OF COMMON STOCK

1. In June 1997, mPhase issued 594,270 shares to 58 investors for an aggregate purchase price of $897,405. In July 1997, mPhase issued 49,300 shares to 12 investors for an aggregate purchase price of $98,600. Both offerings were made pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended (the "1933 Act").

2. In November 1997, mPhase issued 300,000 shares to 7 investors for marketing services rendered to mPhase valued at $0.25 per share.

3. In November 1997, mPhase issued 300,000 shares to the shareholders of Complete Telecommunications, Inc. for a purchase price of $1.00 per share, or an aggregate purchase price of $300,000, and issued 250,000 shares as part of mPhase's investment in Complete Telecommunications, Inc.

4. During 1998, mPhase issued 2,195,014 shares to 70 accredited investors for a purchase price of approximately $0.76 per share, or an aggregate purchase price of $1,677,218, pursuant to Rule 505 of Regulation D of the 1933 Act.

5. On June 25, 1998, mPhase issued 2,500,000 shares in consideration for all the outstanding shares of Microphase Telecommunications, Inc., a Connecticut corporation, which holds substantially all of the patents and copyrights to mPhase's technology.

6. During the nine month period ended March 31, 1999, mPhase issued 410,000 shares valued at approximately $1.71 per share, or an aggregate value of $700,500, considering the Rule 144 restrictions to which they were subject, and charged the same to stock based compensation in the statement of operations.

7. During the six month period ended December 31, 1998, mPhase issued 54,332 shares valued at $0.75 per share, or an aggregate value of $40,750 to various service providers in respect of such services.

8. During the six month period ended December 31, 1998, mPhase issued 3,115,000 shares to 14 accredited investors, including J. Lee Barton, several members of Mr. Barton's family, Lintel, Inc., several of Lintel's employees and two employees of Microphase Corporation, a corporation with which we have certain related transactions described in the prospectus forming a part of this registration statement, for an aggregate purchase price of $3,197,416, pursuant to Rule 505 of Regulation D of the Securities Act of 1933.

9. In January and February 1999, mPhase issued 85,000 shares valued at $0.50 per share, or an aggregate value of $42,500, in respect of services rendered to mPhase.

10. In February 1997, mPhase issued 600,000 shares to Nutley Securities, Inc., a company in which Ronald A. Durando, mPhase's Chief Executive Officer, is President, valued at $0.01 per share, or an aggregate value of $6,000, as a "finder fee" at the time of the acquisition of Lightpaths, Inc.

11. In May 1998, mPhase issued 100,000 shares to Robert H. Jaffe & Associates, P.A., valued at $0.25 per share, or an aggregate value of $25,000, in consideration of legal services rendered by that law firm in connection with mPhase's initial registration statement on SEC Form 10-SB.

12. In May 1999, mPhase issued 642,000 shares to 18 accredited investors for a purchase price of $2.50 per share, or an aggregate purchase price of $1,605,000, pursuant to Rule 506 of Regulation D of the 1933 Act.

13. In June 1999, mPhase issued 4,426,698 shares to 54 accredited investors for a purchase price of $2.50 per share, or an aggregate purchase price of $11,066,745, pursuant to Rule 506 of Regulation D of the 1933 Act.

14. In August 1999, mPhase issued 200,000 shares to David Klimek for technical advisory services in connection with mPhase's acquisition of Microphase Telecommunications, Inc.

15. In August 1999, mPhase issued 352,239 shares to Kaufman Bros., L.P. in connection with the cashless exercise of Kaufman's warrant (described below).

16. In August 1999, mPhase issued 75,000 shares to Robert H. Jaffe & Associates, P.A., valued at $1.25 per share, or an aggregate value of $93,750, for legal services.

WARRANTS TO PURCHASE COMMON STOCK

1. mPhase issued warrants to purchase an aggregate of 1,751,845 shares to the investors in mPhase's 1998 Rule 505 offering. The warrants had an exercise price of $.75 per share.

2. On July 15, 1998, mPhase issued a warrant to purchase 400,000 shares to Kaufman Bros., L.P. for financial advisory services. The warrant has an exercise price of $1.00 per share.

3. In December 1998, mPhase issued a warrant to purchase 6,666 shares to M&M Creative Services for internet related services. The warrant has an exercise price of $0.75 per share.

4. mPhase issued warrants to purchase an aggregate of 642,000 shares to the investors in mPhase's May 1999 Rule 506 offering. The warrants had an exercise price of $2.50 per share.

5. On June 30, 1999, mPhase issued a warrant to purchase 400,000 shares to Lipper & Company for its services as placement agent in connection with mPhase's Rule 506 offerings in May and June 1999. The warrant has an exercise price of $1.00 per share.

     mPhase believes that the transactions described above did not involve a public offering and were exempt from registration under Section 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with mPhase or its management and because each such person was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates and are contained in stock option agreements evidencing the securities described above.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

                                    EXHIBITS

   Exhibit
   Number    Description
   -------   -----------

     2.1     Exchange of Stock Agreement and Plan of Reorganization, Dated
             January 15, 1997 (Exhibit 2(a) to the Registration Statement on
             Form 10-SB (Reg. No. 002-24969) filed May 6, 1999).
     2.2     Exchange of Stock Agreement and Plan of Reorganization, Dated June
             25, 1998 (Exhibit 2(b) to the Registration Statement on Form 10-SB
             (Reg. No. 000-24969) filed May 6, 1999).
     3.1     Certificate of Incorporation of Tecma Laboratory, Inc. filed
             December 20, 1979 (Exhibit 3(a) to the Registration Statement on
             Form 10-SB (Reg. No. 000-24969) filed May 6, 1999).
     3.2     Certificate of Correction to Certificate of Incorporation of Tecma
             Laboratory, Inc. dated June 29, 1987 (Exhibit 3(b) to the
             Registration Statement on Form 10-SB (Reg. No. 000-24969) filed May
             6, 1999).
     3.3     Certificate of Amendment of Certificate of Incorporation of Tecma
             Laboratory, Inc. dated August 28, 1987 (changing name to Tecma
             Laboratories, Inc.) (Exhibit 3(c) to the Registration Statement on
             Form 10-SB (Reg. No. 000-24969) filed May 6, 1999).
     3.4     Certificate of Amendment of Certificate of Incorporation of Tecma
             Laboratories, Inc. filed April 7, 1997 (changing its name to
             Lightpaths TP Technologies, Inc. (Exhibit 3(d) to the Registration
             Statement on Form 10-SB (Reg. No. 000-24969) filed May 6, 1999).
     3.5     Certificate of Amendment of Certificate of Incorporation filed June
             2, 1997 (changing its name to mPhase Technologies, Inc.) (Exhibit
             3(e) to the Registration Statement on Form 10-SB (Reg. No.
             000-24969) filed May 6, 1999).
     3.6     Certificate of Incorporation of Lightpaths, Inc. Filed October 2,
             1996 with the Delaware Secretary of State (Exhibit 3(f) to the
             Registration Statement on Form 10-SB (Reg. No. 000-24969) filed May
             6, 1999)
     3.7     By-Laws of mPhase Technologies, Inc. (Exhibit 3(g) to the
             Registration Statement on Form 10-SB (Reg. No. 000-24969) filed May
             6, 1999).
     3.8     mPhaseTV.net/Inc. Certificate of Incorporation dated August 21,
             1998 (Exhibit 3(h) to the Registration Statement on Form 10-SB
             (Reg. No. 000-24969) filed May 6, 1999).
     3.9     Certificate of Incorporation of Microphase Telecommunications, Inc.
             (Exhibit 3(i) to the Registration Statement on Form 10-SB (Reg. No.
             000-24969) filed May 6, 1999).
     4.1     mPhase Long Term Stock Incentive Plan authorized by the Company on
             August 15, 1997 (Exhibit 4(a) to the Registration Statement on Form
             10-SB (Reg. No. 000-24969) filed May 6, 1999)
     4.2     A warrant agreement between the Company and Jersey Transfer & Trust
             Co., Warrant Agent, relating to the warrants issued pursuant to
             Rule 505 offering (Exhibit 4(b) to the Registration Statement on
             Form 10-SB (Reg.
             No. 000-24969) filed May 6, 1999)
     5.1     Opinion of Robert H. Jaffe regarding the legality of the securities being registered.*
     10.1    Technology agreement Dated February 15, 1997 between Microphase
             Telecommunications and mPhase Technologies, Inc. (Exhibit 10(a) to
             the Registration Statement on Form 10-SB (Reg. No. 000-24969) filed
             May 6, 1999).
     10.2    Loan Agreements and Promissory Notes between Janifast Holdings,
             Ltd. (the Maker) and mPhase Technologies Inc. (the Holder),
             Dated April 10,1997, May 5, 1997, June 19, 1997 and August 31,
             1997 (Exhibit 10(b) to the Registration Statement on Form 10-SB
             (Reg. No. 000-24969) filed May 6, 1999).
     10.3    Joint Venture Agreement dated April 30, 1997 between the Company and Global Music & Medica, Inc. detailing terms and conditions under which Complete Telecommunications, Inc. is to be organized and operated (Exhibit 10(c) to the Registration Statement on Form
             10-SB (Reg. No. 000-24969) filed May 6, 1999).
     10.4    License Agreement dated October 27, 1997 between the Company,
             Complete Telecommunications, Inc. and Global Music & Media, Inc.
             (Exhibit 10 (d) to the Registration Statement on Form 10-SB (Reg.
             No. 000-24969) filed May 6, 1999).
     10.5    License Agreement dated March 26, 1998, by and between Georgia Tech
             Research Corporation and the Company relating to the
             commercialization of a certain invention entitled "Digital Video and Data System." (Exhibit 10(e) to the Registration Statement on
             Form 10-SB (Reg. No. 000-24969) filed May 6, 1999).
     10.6    Infospace Content Distribution Agreement dated January 25, 1998, by and between InfoSpace.com, Inc. and the Company (Exhibit 10(f) to
             the Registration Statement on Form 10-SB (Reg. No. 000-24969) filed
             May 6, 1999).
     10.7    IP Equity Internet Investor Communication dated February 1, 1999 (Exhibit 10(g) to the Registration Statement
             on Form 10-SB (Reg. No. 000-24969) filed May 6, 1999).
     10.8    Employment Agreement with Ronald A. Durando.**
     10.9    Employment Agreement with Gustave T. Dotoli.**
     10.10   Employment Agreement with Susan E. Cifelli.**
     11      Statement Re Computation of Per Share Earnings.**
     16      Letter from Mauriello, Franklin & LaBrace, P.C. (Exhibit 16 to the
             Registration Statement on Form 10-SB (Reg. No. 000-24969) filed May
             6, 1999).
     21      Subsidiaries (Exhibit 21 to the Registration Statement on Form
             10-SB (Reg. No. 000-24969) filed May 6, 1999).
     23.1    Consent of Schuhalter, Coughlin & Suozzo, LLC**
     23.2    Consent of Robert H. Jaffe & Associates, P.A. (included in their opinion filed as Exhibit 5.1)*
     24      Power of Attorney (included as a part of the signature page of this
             Registration Statement)
     27      Financial Data Schedule (nine months ended March 31, 1999).**


------------------
*    To be filed by amendment.
**   Filed herewith.

ITEM 28.   UNDERTAKINGS.

   (a) The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration to Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

           (iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       (2) that, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration of the securities offered, and the offering of such securities at that time shall be treated as the initial bona fide offering; and

       (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in Norwalk, Connecticut on August 13, 1999.

                                         mPHASE TECHNOLOGIES, INC.

                                         By: /s/ Ronald A. Durando
                                            ------------------------------------
                                            Ronald A. Durando
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS RONALD A. DURANDO AND GUSTAVE T. DOTOLI , AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.


           NAME                             Capacity                        Date

/s/ Ronald A. Durando       Chief Executive Officer and Director      August 13, 1999
--------------------------  (principal executive officer)
    Ronald A. Durando

/s/ Gustave T. Dotoli       Chief Operating Officer and Director      August 13, 1999
--------------------------  (principal financial and accounting
    Gustave T. Dotoli        officer)

/s/ Necdet F. Ergul         Chairman of the Board and Director        August 13, 1999
--------------------------
     Necdet F. Ergul

/s/ David Klimek            Chief Technology Officer and Director     August 13, 1999
--------------------------
      David Klimek


                            Director                                  August 13, 1999
--------------------------
      J. Lee Barton
